UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 9, 2023
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas, on Thursday, February 9, 2023 at 10:00 a.m., Central time, for the following purposes:
1.To elect the thirteen (13) director nominees named in the accompanying Proxy Statement to the Company’s Board of Directors;
2.To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2023;
3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
4.To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of the Company’s named executive officers;
5.To approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”), a copy of which is attached to the accompanying Proxy Statement as Exhibit A;
6.To consider and act upon the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and
7.To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 12, 2022, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.

The health and well-being of our employees and shareholders is our top priority. As such, we may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (http://ir.tyson.com) and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.

This year we will again take advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process helps the environment and substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

By Order of the Board of Directors,

Springdale, Arkansas	Amy Tu, President International, Chief Administrative Officer and Secretary
December 21, 2022
YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. SUBMITTING A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 9, 2023: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 1, 2022 are also available at http://ir.tyson.com or http://www.proxyvote.com.

Tax Fees	21

All Other Fees	21

Audit Committee Pre-Approval Policy	21

Non-Binding Advisory Vote to Approve Named Executive Officers’ Compensation	22

Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote Regarding Named Executive Officers’ Compensation	23

Approval of the Amendment and Restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan	24

Shareholder Proposal	29

Shareholder Proposal Regarding Compliance with World Health Organization Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals	29

Board of Directors’ Statement In Opposition to Shareholder Proposal Regarding Compliance with World Health Organization Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals	30

Compensation Discussion and Analysis	32

Introduction	32

Compensation Philosophy and Objectives	32

Compensation Governance	33

How We Determine Compensation	33

How NEOs Are Compensated	35

Elements of Compensation	35

Executive Transitions	43

Employment Contracts and Executive Severance Plan	45

Certain Benefits Upon a Change in Control	46

Accounting Considerations	46

Stock Ownership Requirements	46

Policy on Hedging and Pledging	47

Clawback Policy	47

i

Frequently Requested Information

Board Leadership Structure	12

CEO Pay Ratio Disclosure	63

Certain Transactions	65

Clawback Policy	47

Committees of the Board	13

Director Compensation for Fiscal Year 2022	18

Director Nominee Diversity, Tenure and Age	iv

Environmental, Social and Governance	15

Human Capital Management	17

Policy on Hedging and Pledging	47

Political Contributions and Expenditures Policy	18

Stock Ownership Requirements	46

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting, or at any adjournments or postponements thereof. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the Annual Meeting, or at any adjournments or postponements thereof, and our fiscal year 2022 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 1, 2022.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Thursday, February 9, 2023 at 10:00 a.m., Central time

Place:	Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas

Record Date:	December 12, 2022

Attendance/Voting:	Only shareholders of record at the close of business on the record date for the Annual Meeting are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:
•Visit the website listed on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form to vote by Internet.
•If you have requested a paper copy of the proxy materials, call the telephone number on your proxy card or voting instruction form to vote by telephone.
•If you have requested a paper copy of the proxy materials, mark, sign, date and return your proxy card or voting instruction form in the envelope provided to vote by mail.
PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	8
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	21
Say-on-Pay	FOR	Majority of votes cast	22
Say-on-Frequency	FOR	Majority of votes cast	23
Amendment and Restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan	FOR	Majority of votes cast	24
Shareholder proposal	AGAINST	Majority of votes cast	29

DIRECTOR NOMINEES
The following table contains information about the candidates who have been nominated for election to the Board of Directors (the “Board”) of the Company, including committee assignments as of the last day of fiscal year 2022 (October 1, 2022). Each nominee is currently a director of the Company. Additional biographical information about the nominees can be found in the section titled “Election of Directors” in this Proxy Statement.

				Committee Assignments
Name	Age	Director Since	Independent	Audit	Compensation and Leadership Development	Governance and Nominating	Strategy and Acquisitions	Executive
John H. Tyson m	69	1984	No					✓
Les R. Baledge	65	2020	Yes			✓*
Mike Beebe	75	2015	Yes			✓
Maria Claudia Borras	53	2021	Yes		✓		✓
David J. Bronczek	68	2020	Yes		✓	✓
Mikel A. Durham	59	2015	Yes**	✓			✓
Donnie King	60	2022	No
Jonathan D. Mariner :	68	2019	Yes	✓*
Kevin M. McNamara † :	66	2007	Yes	✓				✓
Cheryl S. Miller*** :	50	2016	Yes	✓	✓*
Jeffrey K. Schomburger	60	2016	Yes		✓		✓*
Barbara A. Tyson	73	1988	Yes					✓
Noel Whites	64	2018	No
m Chairman of the Board † Lead Independent Director and Vice Chairman of the Board *Committee Chairperson :Audit Committee Financial Expert sExecutive Vice Chairman of the Board **Ms. Durham was not an independent director between October 2, 2021 and August 11, 2022. On August 11, 2022, the Board determined Ms. Durham to be independent and appointed Ms. Durham to serve as a member of the Audit Committee, effective as of the same date. ***Effective November 18, 2021, Ms. Miller was appointed chair of the Compensation and Leadership Development Committee.
DIRECTOR NOMINEE DIVERSITY, TENURE AND AGE
The following charts provide summary information about our director nominees’ personal characteristics, including gender, ethnicity, independence and tenure, to illustrate the diversity of perspectives of our director nominees. Additional biographical information about the nominees can be found in the section titled “Election of Directors” in this Proxy Statement.

DIRECTOR NOMINEE SKILLS AND EXPERIENCE

Executive Leadership	Strategy & Growth Experience
Executive leadership experience brings skills and qualifications that help our Board advise and support our management team and execute our strategies.	Strategy and growth experience assists our Board with evaluating potential strategic acquisitions, joint ventures or divestitures.

Financial Expertise	Foodservice and Consumer Products Industry Experience
Financial expertise experience assists our Board in overseeing our financial reporting, capital structure and internal audit and controls processes.	Foodservice and consumer products industry experience and market knowledge bring a deep understanding of factors affecting our industry, operations, business needs and strategic goals.

Public Company Board Experience	Global Experience
Public company board experience provides insight into new and best practices for corporate governance and mitigating significant business risks.	Directors with a global perspective help us make key strategic decisions in international markets.
FISCAL YEAR 2022 BUSINESS HIGHLIGHTS
We delivered record sales and earnings for fiscal year 2022, which was supported by our diverse portfolio and continued strength in consumer demand for protein. Our results were supported by historically strong operations in our Beef segment and improved performance in our Chicken segment. The Company’s total sales in fiscal year 2022 were $53.3 billion as compared to $47.0 billion in fiscal year 2021. Operating income for the same period was $4.410 billion as compared to $4.396 billion for fiscal year 2021. Earnings per share increased 7% to $8.92 for fiscal year 2022 as compared to $8.34 for fiscal year 2021. The Board of Directors increased dividends on our common stock by 3% over fiscal year 2021 dividends. For a more detailed discussion regarding fiscal year 2022 business highlights, see the section titled “Compensation Discussion and Analysis—Fiscal Year 2022 Financial Performance Highlights” in this Proxy Statement.
FISCAL YEAR 2022 ENVIRONMENTAL, SOCIAL AND GOVERNANCE AND HUMAN CAPITAL MANAGEMENT HIGHLIGHTS
Environmental, Social and Governance
During fiscal year 2022, we realized some key achievements against our larger Environmental, Social and Governance (“ESG”) strategy. Some of these achievements include:
•Breaking ground on a new childcare facility at our Humboldt, Tennessee poultry processing plant, which is expected to be operational in 2023.
•Reaching over $100 million invested through Tyson New Ventures, the venture capital firm of Tyson Foods focused on changing the food industry through technology developments, in support of startup companies working to develop emerging proteins, new technologies for food and worker safety, and sustainable food production.
•Implementation of a formal policy and position statement on Antibiotic Stewardship, which acknowledges that antibiotics are a shared resource for human and animal health; details our commitment to judicious and responsible use of antibiotics; and provides information for stakeholders on practices we employ to ensure effective antibiotic stewardship.
•Announcing a new partnership with Guild, an education and upskilling platform, to provide our team members with expanded educational opportunities. Through a four-year, $60 million investment, we plan to expand our existing Upward Academy program to provide team members with free access to more than 175 programs from some of the nation’s top universities and learning providers. The program will cover all tuition, books and fees for team members, giving team members the opportunity to attain associate, undergraduate and master’s degrees, career certificates and literacy and technology fundamentals.
For a more detailed discussion regarding ESG highlights, see the section titled “Board of Directors and Corporate Governance Information—Environmental, Social and Governance” in this Proxy Statement.

v

Human Capital Management
In fiscal year 2022, we continued to maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and identified hazards. During fiscal year 2022, our Occupational Safety and Health Administration (“OSHA”) recordable incident rate declined 5% compared to fiscal year 2021. In response to the COVID-19 global pandemic (“COVID-19 pandemic,” “COVID-19” or “pandemic”) and its related variants, we implemented, and continue to implement on an ongoing basis, various health, safety and sanitation measures in all of our facilities.
We believe that diversity, equity and inclusion (“DE&I”) is our strength. Our Company is diverse and consists of team members with a variety of experiences, backgrounds, beliefs, and lifestyles. We strive to continue cultivating a culture and vision that supports DE&I in every aspect of our business.
Our talent strategy is focused on attracting the best talent, recognizing and rewarding performance, while continually developing, engaging and retaining our team members. We focus on the team member experience, removing barriers to engagement, further modernizing the human resources process, focusing on frontline team member retention and continually improving equity and effectiveness of all talent practices. In addition, through our Upward Academy Onsite Program, we offer English as a second language, high-school equivalency, citizenship, financial literacy and digital literacy training to all team members.
For a more detailed discussion regarding human capital management highlights, see the section titled “Board of Directors and Corporate Governance Information—Human Capital Management” in this Proxy Statement.
GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:
•10 of 13 directors independent;
•Board and committee meeting attendance of approximately 99% during fiscal year 2022;
•Deferred shares for directors and strong ownership requirements for directors and senior officers;
•Majority-independent Board committees, with four of five standing Board committees composed entirely of independent directors during fiscal year 2022;
•Majority voting for directors in uncontested elections;
•Regular executive sessions for independent directors, presided over by the Lead Independent Director;
•Robust director nomination process;
•Robust governance policies and procedures, including our Code of Conduct;
•Board composition highlighted by strong leadership, diversity and experience; and
•Active Board participation in succession planning for senior management roles.
The following table contains certain information about the Board and its committees during fiscal year 2022:

	Number of Members at the End of Fiscal Year 2022	Independence %	Number of Meetings During Fiscal Year 2022
Board of Directors	13	77%	5 (and acted by written consent 3 times)
Audit Committee	4	100%	4 (and acted by written consent 1 time)
Compensation and Leadership Development Committee	4	100%	6 (and acted by written consent 1 time)
Governance and Nominating Committee	3	100%	7 (and acted by written consent 3 times)
Strategy and Acquisitions Committee	3	100%	7
Executive Committee	3	67%	0 (and acted by written consent 1 time)
EXECUTIVE COMPENSATION SUMMARY
Our executive compensation program is based on a strong link between pay and performance, which we believe results in a better alignment of compensation with Company goals and shareholder interests. Through our executive compensation program, we emphasize attainment of Company goals, both short- and long-term, and seek to foster a commitment to performance that enhances sustainable shareholder value. Our key executive compensation practices include the following:

•High percentage of pay is variable and at risk

•Strong stock ownership guidelines
•Balanced mix of short- and long-term incentives
•Performance targets set at challenging levels that seek to balance short- and long-term goals
We provide a compensation package designed to attract, motivate and retain top executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of his or her compensation should be dependent on Company earnings and performance goals. In fiscal year 2022, approximately 83% of the target total compensation opportunity for our continuing named executive officers was at risk. In addition, in fiscal year 2022, we continued to include a “People Goals” modifier in our Executive Incentive Plan (as defined below), which we had first added in fiscal year 2021, to ensure a linkage between compensation and our ESG goals.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.
HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s Annual Incentive Compensation Plan for Senior Executives (the “Executive Incentive Plan”) are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2022, the Compensation and Leadership Development Committee selected Adjusted Operating Income, which is operating income adjusted for unusual or unique items, as the performance measure under the Executive Incentive Plan. The Compensation and Leadership Development Committee believes Adjusted Operating Income is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business. In addition to the Adjusted Operating Income metric, since fiscal year 2021, the Company’s Executive Incentive Plan has included certain “People Goals” performance modifiers to promote and reward behaviors in support of (1) diversity, equity and inclusion, (2) health and safety and (3) talent development. Each of the three above-referenced factors can modify annual incentive payments based on actual Adjusted Operating Income performance by plus or minus 5% of target performance incentive payments, with a total potential impact of plus or minus 15% of target performance incentive payments. A positive modifier applies if we exceed these goals, no modifier applies if we meet these goals and a negative modifier applies if we do not meet these measured goals. Adjusted Operating Income for purposes of incentive payments for fiscal year 2022 was $4.405 billion, which generally resulted in performance incentive payment eligibility for our NEOs at 165% of each of their respective target annual incentive payment amounts. As described in greater detail in the section titled “Compensation Discussion and Analysis” in this Proxy Statement, because of mixed results in our achievement of the various “People Goals,” a net payout modifier of -7.5% was applied to our NEOs’ fiscal year 2022 annual incentive payments.
Performance stock grants under the Company’s equity compensation plans are also based on performance measures chosen by the Compensation and Leadership Development Committee. For fiscal year 2022, the Compensation and Leadership Development Committee selected the achievement of a three-year cumulative Adjusted Operating Income performance goal measured from the beginning of fiscal year 2022, a comparison of the relative total shareholder return on the Company’s Class A Common Stock to the total shareholder return of a compensation peer group over the same three-year period and the achievement of a return on invested capital (“ROIC”) metric over the same three-year period. The cumulative Adjusted Operating Income performance criterion accounted for 50% of the performance stock award, while the relative total shareholder return and the ROIC criterion accounted for 25% each. Three-year cumulative Adjusted Operating Income was selected to further focus our executive officers on what we believe to be the drivers of long-term value creation and relative total shareholder return was selected to assess and motivate our executive officers to outperform peer group companies and further align their interests with shareholder value creation. ROIC was selected as an additional performance metric due to the Compensation and Leadership Development Committee’s view that this metric is a robust indicator of Company performance that is aligned with shareholders’ interests, takes into account operating performance and balance sheet health and is complementary to, and not duplicative of, the cumulative Adjusted Operating Income criterion.

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 9, 2023
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
The Company has made this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022 (together, the “proxy materials”) available to you in connection with the solicitation of proxies on behalf of the Company by the Board of Directors of the Company, for use at the Annual Meeting, to be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas, on Thursday, February 9, 2023 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on or about December 21, 2022. As a shareholder of the Company, you are entitled to vote on the important proposals described in this Proxy Statement. Since it is not practical for all shareholders to attend and vote at the Annual Meeting, the Board is seeking your proxy to vote on these matters.
Why did I receive a one-page notice in the mail regarding the availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet rather than mailing paper copies to each shareholder. Accordingly, on or about December 21, 2022, the Company sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What is “householding”?
We are sending only one copy of the Notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or if any shareholders sharing an address are receiving multiple copies of the Notice or our proxy materials and would like to request delivery of a single copy, he or she may contact the corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999 or our Investor Relations department at (479)

290-4524, and provide his or her name, the name of each of his or her brokerage firms or banks where his or her shares are held, and his or her account numbers. If you hold shares in “street name,” you may contact your brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:
•To elect the thirteen (13) director nominees named in this Proxy Statement to the Board;
•To ratify the selection of PwC as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2023;
•To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
•To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of the Company’s named executive officers;
•To approve the amendment and restatement of the Stock Incentive Plan; and
•To consider and act upon the shareholder proposal described in this Proxy Statement, if properly presented at the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•FOR the election of each of the director nominees named in this Proxy Statement to the Board;
•FOR ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023;
•FOR the compensation of the Company’s named executive officers;
•FOR the frequency of the advisory vote regarding the compensation of the Company’s named executive officers;
•FOR the amendment and restatement of the Stock Incentive Plan; and
•AGAINST the shareholder proposal.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you by the Company. As a shareholder of record, you can vote your shares via the Internet, telephone, mail or by attending the annual meeting. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
If you are a shareholder of record, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided on the proxy card.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

•In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request an admission ticket by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at
(479) 290-4524 and then request a ballot when you arrive.
If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares, you may vote using any of the following methods:
•Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.
•By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.
•By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by marking, signing and dating the voting instruction form you received from the organization that holds your shares and returning it in the envelope provided.
•In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.
Can I change my vote after I have submitted my vote using the Internet or telephone or mailed in my proxy card or voting instruction form?
You may revoke your proxy and change your vote at any time before it is voted at the Annual Meeting by:
•Voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•Marking, signing and returning a proxy card with a later date;
•Delivering a written notice of revocation to the Company’s corporate secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, prior to the Annual Meeting; or
•Attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering written notice of revocation to the Company’s corporate secretary as set forth above.
If you are a beneficial owner of shares held in street name, you must contact your broker, bank or other nominee for specific instructions on how to revoke your proxy and change your vote.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•as necessary to meet applicable legal requirements;
•to allow for the tabulation and certification of votes; and
•to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc., the inspector of the Annual Meeting, and published within four business days following conclusion of the Annual Meeting.

How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 12, 2022, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. The Annual Meeting will be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas on Thursday, February 9, 2023 at 10:00 a.m., Central time. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com. A replay of the Annual Meeting will be viewable as soon as practical after the Annual Meeting at http://ir.tyson.com.
The health and well-being of our employees and shareholders is our top priority. As such, we may announce alternative arrangements for the Annual Meeting, which may include switching to a hybrid in-person/virtual format, a virtual-only meeting format or changing the time, date or location of the Annual Meeting. If we take this step, we will announce any changes in advance in a press release available on our website (http://ir.tyson.com) and filed with the SEC as additional proxy materials.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 12, 2022, the outstanding shares of the Company’s capital stock consisted of 287,815,821 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,010,355 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 12, 2022, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. The holders of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, and, therefore, the majority of votes cast standard will apply.
A majority of the votes cast at the Annual Meeting is also required to ratify the selection of PwC as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2023, to approve the compensation of the Company’s named executive officers, to approve the frequency of the advisory vote regarding the compensation of the Company’s named executive officers, to approve the amendment and restatement of the Stock Incentive Plan and to approve the shareholder proposal.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm, (iii) the approval of the compensation of the Company’s named executive officers, (iv) the approval of the frequency of the advisory vote regarding the compensation of the Company’s named executive officers, (v) the approval of the amendment and restatement of the Stock Incentive Plan and (vi) the shareholder proposal.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors, the approval of the compensation of the Company’s named executive officers, the approval of the frequency of the advisory vote regarding the compensation of the Company’s named executive officers, the approval of the amendment and restatement of the Stock Incentive Plan and the shareholder proposal are considered “non-routine” matters under applicable NYSE rules. Therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE. Therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 12, 2022 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.99%
Class A Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	34,940,320	(2)	12.14%
Class A Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	20,842,831	(3)	7.24%
_______________________________
(1)70,000,000 shares of Class B Common Stock and 2,743,680 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the DT Family 2009, LLC (53.4881%), the BT 2015 Fund (45.2549%) and the JCC Family, LLC (.1257%). Trusts for the descendants of Don Tyson, including Mr. John H. Tyson, Chairman of the Board of the Company, are the sole members of the DT Family 2009, LLC and the JCC Family, LLC. Ms. Barbara A. Tyson, a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the BT 2015 Fund. Mr. John H. Tyson is one of the contingent beneficiaries of the BT 2015 Fund. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are the Tyson Family GP Trust of which Mr. John H. Tyson is the Investment Trustee, the Barbara Tyson GP Revocable Trust of which Ms. Tyson is the trustee and the Donald J. Tyson Revocable Trust of which Mr. John H. Tyson, Mr. Chuck Erwin and Mr. John R. Tyson are the trustees. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: Donald J. Tyson Revocable Trust (44.44%); Tyson Family GP Trust (44.445%); and Barbara Tyson GP Revocable Trust (11.115%). The TLP terminates December 31, 2040. The descendants of Don Tyson, including Mr. John H. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The descendants of John H. Tyson are the sole beneficiaries of the Tyson Family GP Trust. Ms. Tyson is the sole beneficiary of the Barbara Tyson GP Revocable Trust. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.
(2)This amount includes 470,442 shares, 33,724,987 shares and 1,215,333 shares in which the holder exercises shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 9, 2022, by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.
(3)This amount includes 18,125,089 shares and 20,842,831 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about January 28, 2022, by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 12, 2022, by (i) each of the named executive officers (“NEOs”) identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company and (iii) all directors, nominees and current executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John H. Tyson (2)(3)	3,843,668	1.34%
Les R. Baledge (4)	24,000	*
Mike Beebe (4)	13,074	*
Maria Claudia Borras (4)	0	*
David J. Bronczek (4)	0	*
Mikel A. Durham (4)	5,169	*
Donnie King	321,705	*
Jonathan D. Mariner (4)	0	*
Kevin M. McNamara (4)	28,124	*
Cheryl S. Miller (4)	4,323	*
Jeffrey K. Schomburger (4)	4,993	*
Barbara A. Tyson (2)(4)	202,267	*
Noel White (5)	369,255	*
Stewart Glendinning	224,442	*
Scott Spradley	146,638	*
Amy Tu	175,240	*
Chris Langholz (6)	81,435	*
Noelle O’Mara (6)	99,975	*
All directors, nominees and current executive officers as a group (22 persons)	5,645,162	1.96%
_______________________________
*    Indicates less than 1%.
(1)    The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person’s account under the Company’s Employee Stock Purchase Plan, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 12, 2022, held by Mr. Tyson (1,003,240); Mr. King (130,673); Mr. White (303,550); Mr. Glendinning (163,110); Mr. Spradley (96,910); Ms. Tu (111,086); Mr. Langholz (26,833); Ms. O’Mara (73,214) and the other executive officers as a group (1,957,050). Mr. White is an employee but not an executive officer of the Company.
(2)    The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP. The TLP owns 99.99% of the outstanding shares of Class B Common Stock and 0.95% of the outstanding shares of Class A Common Stock, which results in the TLP controlling 71.13% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 71.71%. The TLP and its ownership of such stock are further described in footnote (1) to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(3)    Mr. Tyson’s amount includes 1,555,844 shares pledged as security for loans.
(4)    The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made in connection with the election or re-election to the Board by shareholders that will not be awarded within 60 days of December 12, 2022 (see the section titled “Director Compensation for Fiscal Year 2022” in this Proxy Statement) to each of Mr. Baledge (6,347); Governor Beebe (2,996); Ms. Borras (4,211); Mr. Bronczek (6,361); Ms. Durham (14,514); Mr. Mariner (8,028); Mr. McNamara (61,962); Ms. Miller (9,261); Mr. Schomburger (11,518); and Ms. Tyson (39,490).
(5)    The amount in this row does not include unvested restricted stock units (4,734), the balance of which vest subject to Mr. White’s continued employment through the applicable vesting date.
(6)    The information regarding stock ownership is as of the following dates: for Mr. Langholz—as of August 26, 2022 (his termination date) and for Ms. O’Mara—as of November 30, 2022 (the date through which she was entitled to continued compensation and benefits commensurate with being a salaried employee of the Company).

ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting is expected to be thirteen (13) but may be changed in the manner provided in the Company’s by-laws. Each director is elected until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of ten (10) independent director nominees and three (3) non-independent director nominees. Each of the director nominees is currently serving as a director of the Company and was elected at the 2022 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.

John H. Tyson, 69, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2000 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as Chief Executive Officer, Mr. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. Tyson, through his association with the Tyson Limited Partnership and his individual shareholding interests, has a substantial personal interest in the Company. The Board believes that Mr. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.

John H. Tyson

Les R. Baledge, 65, is a private investor with broad experience who served as Executive Vice President and General Counsel of the Company from 1999 to 2004. Prior to joining the Company, Mr. Baledge practiced corporate and finance law where he served as a financial, strategic and legal advisor to numerous private and public entities. He began assisting the Company with legal matters in 1982. Mr. Baledge previously served on the boards of two public companies, BMP Sunstone Corp. and Fairfield Communities, Inc. and has been a member of the Board since February 2020. The Board believes that Mr. Baledge’s significant financial and legal expertise, his service on and advice to boards of other public and private companies and his long association with the Company qualify him to serve on the Board.
Les R. Baledge

Mike Beebe, 75, currently serves as a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. Prior to joining the BPC, he served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Governor Beebe also serves on the board of Home BancShares, Inc. Governor Beebe has been a member of the Board since 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board. In consideration of these qualities and Governor Beebe’s tenure on the Board, the Board waived the Retirement Age By-law and nominated him to serve on the Board for the coming year.

Mike Beebe

Maria Claudia Borras
Maria Claudia Borras, 53, is Executive Vice President, Oilfield Services & Equipment, at Baker Hughes Company, an international energy technology company. The Baker Hughes Oilfield Services & Equipment product company is one of the world’s largest oilfield services businesses. Ms. Borras has served in this position since 2017, immediately following a two-year period during which she served as Chief Commercial Officer for General Electric Company’s Oil and Gas operations. Prior to 2015 and beginning in 1994, Ms. Borras served in various other executive and management roles, both domestic and international, at Baker Hughes Incorporated. In her current position, Ms. Borras leads approximately 33,000 employees across more than 120 countries. During her 25-year career, Ms. Borras has gained deep experience in both industrial manufacturing and services for complex project environments, while consistently improving underperforming businesses, growing market share, and helping deliver sustainable results. Ms. Borras has been a member of the Board since February 2021. The Board believes that her successful record and broad experience in organizational transformations, process improvements, and growth strategies, as well as her extensive experience overseeing operations in multiple countries, qualify her to serve on the Board.

David J. Bronczek, 68, previously served as president and chief operating officer of FedEx Corporation, the global logistics and transportation company, until his retirement in 2019. He worked at FedEx for more than 40 years, starting as a courier and progressing into the company’s management ranks. His roles included leading FedEx Express in Canada, Europe, the Middle East and Africa, and later serving for 17 years as president and CEO of FedEx Express. Mr. Bronczek also has experience as an independent public company director, currently serving on the board of Yellowstone Acquisition Co. since October 2020, where he is the chair of its compensation committee and a member of its audit committee, and previously served on the board of International Paper from 2006 to 2019. Mr. Bronczek has been a member of the Board since May 2020. The Board believes that his extensive experience managing the logistical operations of a large global company qualify him to serve on the Board.

David J. Bronczek

Mikel A. Durham, 59, has over 25 years of business experience, across multiple countries, of which 20 have been spent in food and beverages. Most recently she served as CEO of American Seafoods, a highly regulated privately held company which owns US resource rights to harvest and process fish and which sells its sustainable products all over the world. She also chaired the trade association for Wild Alaska Pollock, the largest global fishery for human consumption. Ms. Durham has also held executive roles at PepsiCo in packaged goods and foodservice, Cadbury Schweppes in supply chain, and Diageo in packaged goods and foodservice. She has served as a Board member of Tyson Foods since 2015. The Board believes her background in branded consumer packaged goods, deep understanding of the foodservice industry and experience leading international growth strategies qualify her to serve on the Board.

Mikel A. Durham

Donnie King, 60, has served as President and Chief Executive Officer since June 2021 after serving as Chief Operating Officer since February 2021 and Group President Poultry since September 2020. Mr. King served as Group President, International and Chief Administration Officer from February 2019 to September 2020, in addition to the role of Group President, International from January 2019 to February 2020. Mr. King previously served as President, North American Operations from 2015 to 2016 and President, North American Operations and Foodservice in 2014. Mr. King was initially employed by Valmac Industries in 1982. Valmac Industries was acquired by the Company in 1984. Mr. King was self-employed from 2017 to 2019 before returning to the Company. Mr. King has been a member of the Board since 2022. The Board believes Mr. King’s more than 38 years of experience in the food industry and his successful tenure in various senior leadership roles with the Company qualify him to serve on the Board.

Donnie King

Jonathan D. Mariner
Jonathan D. Mariner, 68, is the founder and president of TaxDay, LLC, a private software firm. Mr. Mariner previously served as the Chief Administrative Officer of Enjoy Technologies, based in Menlo Park, California, from December 1, 2020 to September 30, 2022, and was a member of its board of directors. He also served, on an interim basis in 2019, as the Head of Regional Sports Networks for the Walt Disney Company. He spent the majority of his professional career as an executive in professional sports, serving as Executive Vice President and Chief Financial Officer for Major League Baseball from 2002 to 2014, where he led the league’s accounting, treasury and budgeting functions, completed more than a dozen franchise purchase and sale transactions, and helped create the league’s strategic investment fund, and as Chief Investment Officer from 2015 to 2016. Prior to his position at Major League Baseball, Jonathan was the CFO for the Florida Marlins Baseball Club, Florida Panthers Hockey Club and Dolphins Stadium. Mr. Mariner was elected to the board of Rocket Companies, Inc., a technology-driven real estate, mortgage and financial services business in November 2020, where he also serves as the chair of its audit committee. He also serves on audit committees of private companies, including OneStream, IEX Stock Exchange, and Little League Baseball International. He previously served as a director for Ultimate Software, a software company engaged in research, development, and delivery of human capital management technology, from 2017 to 2019, where he served as the chair of its audit committee and on the compensation committee and chaired the audit committee of McGraw Hill Education. He has been a member of the Board since 2019. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. Mariner’s financial expertise and management experience as both a principal financial officer and director of other public and private companies qualify him to serve on the Board.

Kevin M. McNamara, 66, is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He is currently a director at SignifyHealth (NYSE: SGFY) (formerly CenseoHealth), a nationwide leader in physician in-home health assessments, after having served as its Chief Executive Officer from 2015 to June 2018. Mr. McNamara has been a member of the Board since 2007, has served as Lead Independent Director since September 2019 and was appointed Vice Chairman of the Board in February 2020. Mr. McNamara’s financial expertise and professional experience are critical to the Board and its committees. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara’s financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.
Kevin M. McNamara

Cheryl S. Miller
Cheryl S. Miller, 50, most recently served as Chief Financial Officer of West Marine, the nation’s leading omni-channel provider of products, services and expertise for the marine aftermarket, January 2022 to October 2022. She previously served as Executive Strategic Advisor to JM Family Enterprises, a diversified automotive company, from May 2021 to December 2021, prior to which she served as Executive Vice President and Chief Financial Officer of JM Family Enterprises from January 2021 to April 2021. She also currently serves on the board of directors and as chair of the audit committee of Celsius Holdings, a global lifestyle fitness drink company. She previously served as President and Chief Executive Officer of AutoNation, Inc., a publicly traded automotive retailer with major metropolitan franchises and e-commerce operations from July 2019 to April 2020, prior to which she served as Executive Vice President and Chief Financial Officer of AutoNation, Inc. since 2014, and as its Treasurer and Vice President of Investor Relations since 2010. Ms. Miller also served on the Board of AutoNation, Inc. from July 2019 to July 2020. Ms. Miller has been a member of the Board since 2016. Her experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies her as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters qualify her to serve on the Board.

Jeffrey K. Schomburger, 60, retired as Global Sales Officer for The Procter & Gamble Company (P&G) in 2019, a position he held since 2015. He previously held numerous leadership positions with P&G since joining the company in 1984, including President of P&G’s global Walmart team from 2005 to 2015. Mr. Schomburger has been a member of the Board since 2016. The Board believes that Mr. Schomburger’s deep understanding of the branded consumer packaged goods business and his extensive management experience qualify him to serve on the Board.

Jeffrey K. Schomburger

Barbara A. Tyson, 73, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. She ceased serving as a consultant in 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the BT 2015 Fund, also has a substantial personal interest in the Company. Ms. Tyson has also served on the Board of Arkansas Children’s Hospital Northwest since July 2017. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board. In consideration of these qualities and Ms. Tyson’s tenure on the Board, the Board waived the Retirement Age By-law and nominated her to serve on the Board for the coming year.

Barbara A. Tyson

Noel White, 64, has served as Executive Vice Chairman of the Board since October 3, 2020, prior to which he served as Chief Executive Officer of the Company from September 2018 to October 3, 2020, and as President from September 2018 to December 2019. Mr. White has been a member of the Board since October 2018. Prior to his appointment as President and Chief Executive Officer, he served as a Group President Fresh Meats and International and Chief Operations Officer for the Company in 2017, prior to which he served as a President, Poultry since 2013 after serving as a Senior Group Vice President, Fresh Meats since 2009. The Board believes Mr. White’s more than 35 years of experience in the food industry with the Company and IBP, inc. (which was acquired by the Company in 2001) and his successful tenure in senior leadership roles with the Company qualify him to serve on the Board.

Noel White
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH BOARD NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
Family and Other Relationships
Barbara A. Tyson is the aunt of John H. Tyson, and John H. Tyson’s son, John R. Tyson, is an executive officer of the Company. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.
Director Independence
After reviewing all relevant relationships of the directors, the Board has determined that each of director nominees Mr. Baledge, Governor Beebe, Ms. Borras, Mr. Bronczek, Ms. Durham, Mr. Mariner, Mr. McNamara, Ms. Miller, Mr. Schomburger and Ms. Tyson qualify as independent directors in accordance with the NYSE corporate governance rules. While Ms. Durham was determined not to have been independent as of October 2, 2021 for fiscal year 2022, the Board determined that because Ms. Durham had stepped down as Chief Executive Officer of American Seafoods Group in February 2022, Ms. Durham qualifies as an independent director in accordance with the NYSE rules as of August 11, 2022. The Board reaffirmed such determination as of October 1, 2022 for fiscal year 2023. In making its independence determinations, the Board also considered all relevant transactions, relationships or arrangements disclosed in the section titled “Certain Transactions” in this Proxy Statement.
Board and Shareholder Meetings
The Board held five meetings and undertook three actions by written consent during fiscal year 2022. Directors’ attendance rate during fiscal year 2022 for all Board and committee meetings was approximately 99%. All directors attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2022. The Company expects all directors to attend each annual meeting of shareholders as if it were a regular Board meeting. All directors as of the 2022 annual meeting of shareholders attended the 2022 annual meeting.
Board Leadership Structure
The Board’s current leadership structure consists of a Chairman of the Board, a Vice Chairman and Lead Independent Director and an Executive Vice Chairman of the Board. The Company’s by-laws were amended in fiscal year 2020 to provide for, among other amendments, the authority of the Board to appoint one or more Vice Chairmen. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the roles of the Vice Chairman and Lead Independent Director and Executive Vice Chairman, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.
Board Role in Risk Oversight
Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. The Board receives regular reports from the committee chairs, as well as reports directly from officers of the Company to ensure it is apprised of risks, how these risks may relate to one another and how management is addressing these risks. In addition, the Company has established a Whistle Blower Policy which has been approved by the Audit Committee and which sets forth procedures for the receipt, retention, and treatment of information or complaints regarding accounting, internal accounting controls, or auditing matters. Such procedures are intended to reduce risk by encouraging the reporting of any issues or concerns regarding questionable accounting matters and ensuring that such complaints are promptly and effectively addressed. Management conducts an enterprise risk assessment with monitoring on a regular basis as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of these periodic assessments with the appropriate committees of the Board. The risks considered as part of this assessment include but are not limited to those inherent in the Company’s business, as well as the risks from external sources such as supply chain operations, food safety, animal welfare, regulatory and legislative developments, and cybersecurity and data protection risks. The objectives of the risk assessment process include but are not limited to (i) determining whether there are risks that require additional or higher priority mitigation efforts; (ii) developing a defined list of key risks to be shared with the Governance and Nominating Committee, the Board and senior management; (iii) contributing to the development of internal audit plans; and (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K.
The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make changes it deems appropriate.
Executive Sessions; Lead Independent Director
Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. Mr. McNamara served as the Lead Independent Director for fiscal year 2022. The independent directors held four executive sessions and undertook one action by written consent during fiscal year 2022. In addition, each Board committee regularly holds an executive session after each quarterly meeting with the chair of the committee presiding over the executive session.
Committees of the Board
The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has (i) an Audit Committee, (ii) a Compensation and Leadership Development Committee, (iii) a Governance and Nominating Committee, (iv) a Strategy and Acquisitions Committee and (v) an Executive Committee.
Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes, financial statements, compliance with legal and regulatory requirements, disclosure controls and matters involving the Company’s independent registered public accounting firm and internal auditor. See the section titled “Report of the Audit Committee” in this Proxy Statement. During fiscal year 2022, the members of the Audit Committee were Mr. Mariner, as chairperson, Ms. Borras (until November 18, 2021), Mr. Bronczek (until November 18, 2021), Ms. Durham (since August 11, 2022), Mr. McNamara (since November 18, 2021) and Ms. Miller. Each of the foregoing individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined that each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Mr. Mariner, Ms. Miller and Mr. McNamara qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held four meetings and undertook one action by written consent during fiscal year 2022. The Audit Committee is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations.
Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee’s primary functions are to (i) review and oversee the Company’s compensation policies and strategy, (ii) oversee the administration of the Company’s employee benefit plans and (iii) oversee the development, retention and succession of the Company’s executive officers. During fiscal year 2022, the members of the Compensation and Leadership Development Committee were Mr. Banister, as chairperson (until November 18, 2021; Mr. Banister remained a member of the Compensation and Leadership Development Committee until February 10, 2022), Ms. Miller, as chairperson (since November 18, 2021), Ms. Borras (since November 18, 2021), Mr. Bronczek (since November 18, 2021) and Mr. Schomburger. Each member of the Compensation and Leadership Development Committee (including each former member at the time such member served on the Compensation and Leadership Development Committee) qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. In addition, each member of the Compensation and Leadership Development Committee (including each former member at the time such member served on the Compensation and Leadership Development Committee) meets the definition of “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), as in effect prior to the 2017 changes in the tax law (“Section 162(m)”) and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee held six meetings and undertook one action by written consent during fiscal year 2022.
The Compensation and Leadership Development Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations. However, the Company has elected to rely on the “controlled company” exemption from certain of the NYSE corporate governance rules applicable to compensation committees, including the requirements that the Compensation and Leadership Development Committee:
•determine and approve the compensation of the Chief Executive Officer; and

•take into consideration any factors relevant to a person’s independence from management before selecting such person as a compensation consultant, legal counsel or other adviser to the Compensation and Leadership Development Committee.
While the Company has elected not to implement NYSE corporate governance rules requiring the Compensation and Leadership Development Committee to determine the compensation of the Chief Executive Officer, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation and Leadership Development Committee, see the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of the Compensation and Leadership Development Committee” in this Proxy Statement.
Governance and Nominating Committee. The Governance and Nominating Committee’s primary functions are to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company, (ii) review and recommend to the Board a Code of Conduct applicable to the Company, (iii) oversee and review related party and other special transactions between the Company and directors, executive officers or affiliates of the Company, (iv) identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, (v) oversee the annual performance evaluation of the Board and its committees and management and (vi) have comprehensive oversight of ESG activities of the Company. During fiscal year 2022, the members of the Governance and Nominating Committee were Mr. Baledge, as chairperson, Governor Beebe, Mr. Bronczek and Mr. Thurber (until February 10, 2022). The Governance and Nominating Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules and intends to conduct annual performance evaluations. The Governance and Nominating Committee held seven meetings and undertook three actions by written consent during fiscal year 2022.
Strategy and Acquisitions Committee. The Strategy and Acquisitions Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities relating to long-term strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions and divestitures by the Company. Among other things, the Strategy and Acquisitions Committee is required to develop, together with the Chief Executive Officer and enterprise leadership team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. During fiscal year 2022, the members of the Strategy and Acquisitions Committee were Mr. Schomburger, as chairperson, Mr. Banister (until February 10, 2022), Ms. Borras and Ms. Durham. Although not required under the Company’s Corporate Governance Principles and the Strategy and Acquisitions Committee’s charter, the Strategy and Acquisitions Committee is currently composed entirely of independent directors. The Strategy and Acquisitions Committee held seven meetings during fiscal year 2022.
Executive Committee. The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws. However, its actions are typically ministerial, such as approving (i) the opening and closing of bank accounts related to benefit plans where Board approval is required to open or close such accounts and (ii) amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following quarterly Board meeting. The present members of the Executive Committee are Mr. Tyson, Mr. McNamara and Ms. Tyson. The Executive Committee did not meet and undertook one action by written consent during fiscal year 2022.
Director Candidates
While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also may take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and by-laws and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. The Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. While the Governance and Nominating Committee does not have a formal policy on diversity with regard to its consideration of nominees, it considers diversity in its selection process and seeks to nominate candidates with a diverse range of views, backgrounds, leadership and business experiences.
The Governance and Nominating Committee may consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee may consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as described in the section titled “Shareholder Proposals and Director Nominations” in this Proxy Statement.

Board Refreshment
We believe the quality, focus and diversity of skills and experience of the Board have been a key driver of the Company’s success. Our Governance and Nominating Committee regularly monitors the composition of the Board and identifies ways we can strengthen the Board, including to address particular skill and expertise areas, enhance diversity or replace directors that are expected to retire in the near future, while continuing to balance the benefits of having a board with significant Company knowledge and experience. The consistent, thoughtful and strategic approach of the Governance and Nominating Committee and the Board with respect to strengthening is illustrated by changes to the Board in the last few years, including the appointment to the Board of Maria Claudia Borras, Executive Vice President, Oilfield Services & Equipment at Baker Hughes Company, which addressed, among other things, the Board’s strategic goal of expanding its expertise in international operations.
Corporate Governance Principles; Committee Charters; Code of Conduct
The Board has adopted Corporate Governance Principles, and each of the Board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at
http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, the members of the Compensation and Leadership Development Committee were Mr. Banister, as chairperson (until November 18, 2021; Mr. Banister remained a member of the Compensation and Leadership Development Committee until February 10, 2022), Ms. Miller, as chairperson (since November 18, 2021), Ms. Borras (since November 18, 2021), Mr. Bronczek (since November 18, 2021) and Mr. Schomburger. All members of the Compensation and Leadership Development Committee during fiscal year 2022 were independent directors, with the exception of Ms. Durham, who ceased being a member of the Compensation and Leadership Development Committee after she had been deemed not to be independent by the Board as of October 2, 2021. No member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation and Leadership Development Committee serving during fiscal year 2022 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2022, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.
Environmental, Social and Governance
Throughout our history, we have found innovative and creative ways to offer affordable, accessible and nutritious protein, and we are on a journey to find new ways to do so in the future. We are working to help build a food system that is more sustainable and equitable for current and future generations.
Through our Formula to Feed the Future, we aim to bring together a diverse set of expertise and the scalable resources needed to take on the difficult dilemmas facing our world in the 21st century and beyond. In 2021, we began a process to further establish long-range 2030 goals and metrics that will help more deeply embed ESG priorities and commitments into our business.
ESG Governance Structure
Comprehensive board oversight of ESG activities rests with the Governance and Nominating Committee and is reflected in the Governance and Nominating Committee’s Charter. The Governance and Nominating Committee takes an active role in the oversight of the Company’s ESG strategy and public reporting. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:
•Board of Directors: Receives regular reports from the Governance and Nominating Committee on key ESG activities and initiatives.
•Governance and Nominating Committee: Oversees ESG activities, including ESG strategy and reporting.
•Chief Executive Officer: Provides executive direction on ESG strategy.
•Enterprise Leadership Team (“ELT”): Conducts periodic reviews of the Formula to Feed the Future strategy, data and progress against our goals and emerging ESG risks, challenges and opportunities. Our Chief Sustainability Officer, collectively with our Chief Executive Officer and other members of the ELT, oversees the development and implementation of ESG strategy, communications, disclosures and reporting.

•Chief Sustainability Officer: In addition to joint oversight of ESG strategy and ESG communications and reporting, leads the development and implementation of the Company’s ESG strategy, including by overseeing the development, coordination and execution of ESG programs to achieve enterprise-wide goals, and reports to our Chief Executive Officer.
•ESG Working Groups: We routinely form working groups, composed of functional and business unit leaders, to inform our ongoing development of a refreshed, forward-looking strategy with 2030 goals and targets.
Our Key ESG Priorities
We are constantly striving for excellence and evolving to better meet the increasing demand for protein in responsible and sustainable ways. In 2021, we renewed our focus on three essential pillars of success:
•Reimagining our people and community impact;
•Driving product responsibility; and
•Working toward sustaining natural resources and achieving net zero.
Reimagining Our People and Community Impact. We are leading a transparent, people-first business that values diversity, inclusion and equal opportunities, investing in communities, fighting hunger and empowering our team members to bring their best selves to a safe working environment. In 2022, we also renewed our ongoing commitment to the United Nations Global Compact and its Ten Principles with respect to human rights, labor, environment and anti-corruption.
Driving Product Responsibility from Farm to Table. We are cultivating a food system that prioritizes agriculture in our global supply chain through land stewardship, animal welfare, education, transparency and traceability, delivering products that are nutritious and safe and using packaging that is designed for recyclability, reusability or compostability.
Working Toward Sustaining Natural Resources and Achieving Net Zero. In 2021, we announced our ambition to achieve net-zero GHG emissions across our global operations and supply chain by 2050, including Scopes 1, 2 and 3. In support of this ambition, we are working to update our baseline for emissions to include business operations acquired since our initial calculations and align with the Paris Agreement goal of limiting temperature rise to 1.5°C by the end of 2023. We also work to, among other things, use water and resources more efficiently; pilot and scale programs with ranchers aimed at reducing environmental risks and promoting sustainable growth (e.g., regenerative and climate risk-informed agricultural practices); and eliminate manufacturing wastes. Further, we continue to work to compile and provide comparable, consistent and meaningful ESG data across our organization and supply chains that enable investors to make informed investment and voting decisions.
A key strength of our ESG approach is a robust process to identify and understand ESG priorities through extensive engagement with internal and external stakeholders, including hourly and salaried workers, senior leadership, investors, customers, suppliers, non-governmental organizations and government agencies. Our most recent ESG issue analysis, which began in fiscal year 2021 and ended in fiscal year 2022, helps inform our ongoing development of a renewed long-term 2030 sustainability strategy by identifying the level of importance of different ESG topics and issues for our stakeholders and our business. Further, this approach allows for engagement on ESG issues across the organization and will help us to continue to meet the expectations of our consumers, customers, investors, and other stakeholders. Our Formula to Feed the Future advances these efforts and others, and we will continue to report on our progress in our annual Sustainability Report.
Our Key ESG Achievements
During fiscal year 2022, we realized some key achievements against our larger ESG strategy. Some of these achievements include:
•Breaking ground on a new childcare facility at our Humboldt, Tennessee poultry processing plant, which is expected to be operational in 2023.
•Reaching over $100 million invested through Tyson New Ventures, the venture capital firm of Tyson Foods focused on changing the food industry through technology developments, in support of startup companies working to develop emerging proteins, new technologies for food and worker safety, and sustainable food production.
•Implementation of a formal policy and position statement on Antibiotic Stewardship, which acknowledges that antibiotics are a shared resource for human and animal health; details our commitment to judicious and responsible use of antibiotics; and provides information for stakeholders on practices we employ to ensure effective antibiotic stewardship.
•Announcing a new partnership with Guild, an education and upskilling platform, to provide our team members with expanded educational opportunities. Through a four-year, $60 million investment, we plan to expand our existing Upward Academy program to provide team members with free access to more than 175 programs from some of the nation’s top universities and learning providers. The program will cover all tuition, books and fees for team members, giving team members the opportunity to attain associate, undergraduate and master’s degrees, career certificates and literacy and technology fundamentals.
Our External Recognitions

Religious Equity, Diversity & Inclusion Index (REDI)	U.S. Poultry & Egg Association	Fortune	McDonald’s	North American Meat Institute	2022 CPA-Zicklin Index of Corporate Political Accountability and Disclosure
#7 (tied) for Religious Inclusion —Corporate	2022 Clean Water Award	#1 Food Production World’s Most Admired Companies	Global Supplier of the Year	Recognized 44 of Tyson Foods’ plants for dedication to continuous environmental improvement	Rated a “most-improved” company for 2022 (one of 20 such companies in the Standard & Poor’s 500 Index).
Learn More About Tyson Foods ESG
We invite you to view our 2021 Sustainability Report at www.tysonsustainability.com. The information on our website, including in the 2021 Sustainability Report and any other uploaded documents or content hyperlinked on our website, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.
Human Capital Management
Health, Safety and Wellbeing
We maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and identified hazards. To keep our team members safe, we focus on ensuring that all team members receive appropriate training and equipment. We also review and monitor our safety performance closely. Our goal is to reduce OSHA recordable incidents year over year. During fiscal year 2022, our recordable incident rate declined 5% compared to fiscal year 2021. As an expansion of our wellbeing culture and efforts to boost the overall health and wellness of our workforce, we continue to pilot health clinics near our production facilities, giving team members and their families easier access to high-quality healthcare. In response to the pandemic and its related variants, we implemented and continue to implement various health, safety and sanitation measures in all of our facilities. In addition to our Chief Medical Officer, we have approximately 600 occupational health nurses and administrative support staff to assist in our ongoing efforts to protect frontline team members during the COVID-19 pandemic while also enhancing our culture of health, safety and wellbeing. We continue to educate our U.S. team members about COVID-19 vaccines and boosters, provide our U.S. team members, their families and members of their household access to COVID-19 vaccines and boosters, and case assessment of team members affected by the pandemic.
Diversity, Equity and Inclusion
We believe that DE&I is our strength. Our Company is diverse and consists of team members with a variety of experiences, backgrounds, beliefs, and lifestyles. Our workforce consists of approximately 40% women and over 60% minority groups. We strive to continue cultivating a culture and vision that supports DE&I in every aspect of our business, from recruiting to individual development and team member engagement, with the objective of promoting and retaining talent. We also believe that having engaged team members with a sense of belonging is paramount to our continued success. The Company has eight employee-led business resource groups that support our team members and assist with efforts to build a culture of inclusion to ensure that everyone feels respected and valued. These groups are also strategically engaged to support DE&I initiatives as they are developed and implemented at the enterprise level. Some of our functional teams have also engaged formal DE&I councils to inform special projects and initiatives and many production facilities routinely host local diversity committees.
Talent and Development
Our talent strategy is focused on attracting the best talent, recognizing and rewarding performance, while continually developing, engaging and retaining our team members. We focus on the team member experience, removing barriers to engagement, further modernizing the human resources process, focusing on frontline team member retention and continually improving equity and effectiveness of all talent practices. In addition, through our Upward Academy Onsite Program, we offer English as a second language, high-school equivalency, citizenship, financial literacy and digital literacy training to all team members. As of October 1, 2022, the onsite program was operating at 36 Company locations. To expand access to Upward Academy to all team members, we have also launched Upward Academy online, a frontline career development program. This program helps team members further hone professional skills and creates opportunities for our team members to advance to higher-paying, more senior-level positions within the Company through college degrees, job skills training and workforce certifications at no cost. We have a goal to be the most sought after company within our markets and peer groups. We strive to grow and develop the different capabilities and skills that we need for the future, while maintaining a robust pipeline of talent throughout the organization.
Political Contributions and Expenditures Policy
The Company participates in the public policy process to advance the best interests of the Company and its shareholders. To guide its activities, the Company has adopted a Political Contributions and Expenditures Policy (the “Political Contributions Policy”). Political contributions aligned with the Company’s public policy objectives are made through the Tyson Foods, Inc. Political Action Committee (“TYPAC”), as well as through corporate contributions for state and local candidates in states where laws allow. The Governance and Nominating Committee, composed entirely of independent directors, is informed of political contributions, including the use of corporate funds, and the processes by which such contributions and expenditures are made. The Governance and Nominating Committee is informed of the annual political plan for political contributions, including one or more annual authorized contribution budgets. In addition, the Senior Vice President for Global Government Affairs annually informs the Governance and Nominating Committee on lobbying and political activities.
The Company is committed to providing shareholders with transparency regarding political contributions and expenditures. The Company discloses on its corporate website all political contributions made pursuant to the Political Contributions Policy by TYPAC and the Company to political candidates, parties and committees (as defined under Section 527 of the Internal Revenue Code), or to influence the outcome of a ballot measure, including recipient names and amounts. The Company also discloses on its corporate website a list of trade associations to which the Company pays $50,000 or more in annual dues, including the portion of such dues that such trade associations inform us are allocable to any nondeductible lobbying expenses. The Political Contributions Policy and the disclosures thereunder are available at http://ir.tyson.com. In addition, the Company files publicly available federal lobbying reports each quarter, which disclose the Company’s lobbying expenditures, describe legislation and general issues that were the topic of communication, and identify the individuals who lobbied on behalf of the Company.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2022
The Company’s compensation program for non-employee directors (the “Director Compensation Policy”) is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board. The Director Compensation Policy is also intended to be competitive with those of other companies in the Compensation Peer Group (as defined in the section titled “Compensation Discussion and Analysis—How We Determine Compensation—Role of Compensation Consultants/Benchmarking” in this Proxy Statement) and to further align the interests of these directors with those of our shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board or its committees.
The Compensation and Leadership Development Committee is responsible for recommending to the Board changes in director compensation. The Compensation and Leadership Development Committee periodically reviews non-employee director compensation trends and data from the Compensation Peer Group and other relevant and comparable market data including reports on the competitiveness of compensation for non-employee directors received from the Company’s compensation consultant. Each of the Company’s non-employee directors currently receives the compensation described below.

In fiscal year 2022, subject to the changes set forth in the section titled “Changes to Director Compensation Policy” below, the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:
•An annual retainer of $105,000 (payable in quarterly installments).
•A grant of a deferred stock award for shares of Class A Common Stock having a value of $160,000 (with an additional $110,000 in value to the Lead Independent Director and Vice Chairman) on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after the director ceases to serve on the Board. The director may elect different deferral and distribution options, including having the award distributed on the date of election or re-election, as applicable.
•An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director and Vice Chairman	$125,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation and Leadership Development Committee	$20,000
Chairperson of the Governance and Nominating Committee	$20,000
Chairperson of the Strategy and Acquisitions Committee	$20,000
Directors do not receive individual meeting fees. Each non-employee director also had the option to defer any portion of his or her cash retainer (which would be credited with interest semi-annually) or to receive Class A Common Stock in lieu of the cash retainer. None of our non-employee directors opted to defer any portion of the cash retainer or to receive Class A Common Stock in lieu of the cash retainer. As described in greater detail in the section titled “Compensation Discussion and Analysis—Stock Ownership Requirements” in this Proxy Statement, the Board has established stock ownership requirements for the non-employee directors to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders.
Changes to Director Compensation Policy
In the fourth quarter of fiscal year 2022, the Company’s compensation consultant reviewed the competitiveness of the Director Compensation Policy. Based on this review, the Company’s compensation consultant recommended certain changes to the Director Compensation Policy. As a result, the Compensation and Leadership Development Committee recommended, and the Board subsequently approved, amendments to the Director Compensation Policy to:
•increase the annual retainer from $105,000 to $115,000, effective as of August 11, 2022 (the “Adoption Date”);
•increase the value of the annual deferred stock award for shares of Class A Common Stock from $160,000 to $175,000 (but reduce the additional value of the award to the Lead Independent Director and Vice Chairman from $110,000 to $55,000), in each case, effective as of the date of the next scheduled annual grant of such deferred stock award following the Adoption Date;
•increase the value of the additional cash retainer for the Lead Independent Director and Vice Chairman from $125,000 to $180,000, effective as of the Adoption Date; and
•increase the additional annual cash retainer for the Chairperson of the Audit Committee from $20,000 to $25,000, effective as of the Adoption Date.
The table below summarizes the total compensation earned or paid by the Company to non-employee directors with respect to fiscal year 2022.

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)(2)(3)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Les R. Baledge	127,500	160,000	0	0	0	0	287,500
Gaurdie E. Banister Jr.(4)	57,500	0	0	0	0	0	57,500
Mike Beebe	107,500	160,000	0	0	0	0	267,500
Maria Claudia Borras	107,500	160,000	0	0	0	0	267,500
David J. Bronczek	107,500	160,000	0	0	0	0	267,500
Mikel A. Durham	107,500	160,000	0	0	0	0	267,500
Jonathan Mariner	128,750	160,000	0	0	0	0	288,750
Kevin M. McNamara(5)	246,250	270,000	0	0	0	0	516,250
Cheryl S. Miller	122,500	160,000	0	0	0	0	282,500
Jeffrey K. Schomburger	127,500	160,000	0	0	0	0	287,500
Robert C. Thurber(6)	52,500	0	0	0	0	0	52,500
Barbara A. Tyson(7)	107,500	160,000	0	0	0	28,540	296,040
Noel White(8)	0	0	0	0	0	1,464,986	1,464,986

_______________________________
(1)As Company employees, Messrs. Tyson, King and White are not separately compensated for their service on the Board. Messrs. Tyson’s and King’s compensation is included in the section titled “Executive Compensation—Summary Compensation Table” in this Proxy Statement. For information regarding the compensation arrangement with Mr. White, see footnote (6) below.
(2)The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2022 ($97.88 per share on the date of grant). The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2022. Recipients of these awards are entitled to dividends during the deferral period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon distribution.
(3)As of the last day of fiscal year 2022, outstanding deferred stock awards, per individual elections, for individuals serving as non-employee directors during fiscal year 2022 were as follows: Mr. Baledge (6,347); Governor Beebe (2,996); Ms. Borras (4,211); Mr. Bronczek (6,361); Ms. Durham (14,514); Mr. Mariner (8,028); Mr. McNamara (61,962); Ms. Miller (9,261); Mr. Schomburger (11,518); and Ms. Tyson (39,490).
(4)Mr. Banister’s term as a director of the Company ended at the Company’s Annual Meeting of Shareholders held on February 10, 2022.
(5)Mr. McNamara receives quarterly retainers in connection with his role as Lead Independent Director and Vice Chairman.
(6)Mr. Thurber’s term as a director of the Company ended at the Company’s Annual Meeting of Shareholders held on February 10, 2022.
(7)The amount in the “All other compensation” column includes the Executive Rewards Allowance, pursuant to which Ms. Tyson receives an annual cash allowance of $12,000, premiums paid by the Company for a health insurance plan for Ms. Tyson in the amount of $11,797 and $4,743 for tax reimbursement associated with perquisite benefits.
(8)In connection with Mr. White’s retirement as the Company’s CEO, Mr. White entered into a second amended and restated employment agreement on October 3, 2020. This employment agreement provides for, among other things, an annual base salary of $1,250,000 for the fiscal year beginning October 4, 2020; $1,150,000 for the fiscal year beginning October 3, 2021; and $1,000,000 for the period beginning October 2, 2022 and ending December 31, 2023. It also provides for the possibility of special equity incentive awards as approved by the Compensation and Leadership Development Committee, and participation in the Company’s benefit plans. Additionally, Mr. White is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. The amount in the “All other compensation” column represents Mr. White’s annual base salary of $1,150,000 for fiscal year 2022, $86,137 for personal use of Company-owned aircraft, and $228,849 in other employee benefits (including Company contributions to his Retirement Savings Plan account in the amount of $12,200, his Employee Stock Purchase Plan account in the amount of $28,750 and his Executive Savings Plan account in the amount of $71,185, premiums paid by the Company for a long-term disability benefit in the amount of $1,524 and life insurance in the amount of $58,003, and taxes reimbursed in the amount of $57,187). The values expressed for personal use of Company-owned aircraft are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. In addition, on October 5, 2020, Mr. White was granted an award of restricted stock units (“RSUs”) with a grant date fair value of $800,000, one-third of which vested on October 5, 2021, another one-third vested on October 5, 2022 and the balance of which will vest on October 5, 2023 and are settled in shares of Class A common stock. Mr. White was also granted an award of RSUs on November 20, 2020 with a grant date fair value of $1,135,000, one half of which vested on November 20, 2021 and the remainder will vest on November 20, 2022 and are settled in shares of Class A common stock. These grants were made under the Tyson Foods, Inc. 2000 Stock Incentive Plan. As of the last day of fiscal year 2022, Mr. White held 304,550 stock options, 71,126 performance shares (assuming the maximum possible payout that would result if the highest levels of performance goals are achieved), 19,117 shares of restricted stock with performance criteria (assuming the performance criterion pertaining to such awards is met) and 19,252 RSUs.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the shareholders. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended October 1, 2022 and October 2, 2021, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $5,974,568 and $6,067,205, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended October 1, 2022 and October 2, 2021, and not included in the audit fees listed above, were $0 and $0, respectively.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included expatriate tax services, international tax restructuring, federal research and development credit consulting and tax audit assistance, for each of the fiscal years ended October 1, 2022 and October 2, 2021, were $578,998 and $1,003,829, respectively.
All Other Fees
For each of the fiscal years ended October 1, 2022 and October 2, 2021, PwC billed the Company $6,966 and $2,700, respectively, for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These amounts were for online research tools for accounting and financial reporting rules and guidance.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.

Board Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2023.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by the Company’s by-laws or otherwise. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting because the Board considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the selection of this firm, the Audit Committee will consider whether it is appropriate to select another registered independent public accounting firm.
NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION
The Company is offering its shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.

In deciding how to vote on this proposal, the Company encourages you to review the sections titled “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement for a detailed description of the Company’s executive compensation program. As described in the section titled “Compensation Discussion and Analysis,” the Compensation and Leadership Development Committee has designed the Company’s compensation program to provide a competitive level of compensation deemed necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of the Company’s executive compensation program:

Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value.

Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with organizations with which the Company competes for talent and with other public and private companies to attract, motivate and retain superior executive talent for the long-term.

Link Pay to Performance. As an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short- and long-term), subject to corporate, segment, individual, stock price and/or earnings and performance measures through incentive awards based on such earnings and performance goals.

The Company asks for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section titled “Compensation Discussion and Analysis,” the Summary Compensation Table and the other related disclosure and tables.”

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE REGARDING NAMED EXECUTIVE OFFICERS’ COMPENSATION
As described in the proposal titled “Non-Binding Advisory Vote to Approve Named Executive Officers’ Compensation” above in this Proxy Statement, the Company’s shareholders have the opportunity to cast a non-binding advisory vote to approve the Compensation of the Company’s NEOs. Pursuant to the rules of the SEC, the Company is offering its shareholders an opportunity, at least once every six years, to cast an advisory vote on whether a non-binding advisory vote to approve the compensation of the Company’s NEOs should occur every one, two or three years (commonly referred to as a “say-on-pay frequency” vote). Following this year’s say-on-pay frequency vote, it is expected that the next such vote will be at the Company’s 2029 annual meeting of shareholders. Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on executive compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will take into consideration the voting results when determining how often a non-binding advisory vote to approve the compensation of the Company’s NEOs should occur.

At the Company’s 2017 annual meeting of shareholders, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote every three years. Accordingly, the Board decided, as previously disclosed, that the non-binding vote to approve the compensation of the Company’s NEOs will be held every three years, at least until the next non-binding shareholder vote on the frequency with which the non-binding advisory vote to approve the compensation of the Company’s NEOs shall be held. The Board continues to believe that holding a non-binding advisory vote to approve the compensation of the Company’s NEOs every three years is the best approach for the Company based on a number of considerations. The Board believes that a triennial vote complements the Company’s goal to create a compensation program that enhances long-term shareholder value. As described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement, the Company’s executive compensation program is designed to motivate executives to achieve short- and long-term corporate goals that enhance shareholder value. To facilitate the creation of long-term, sustainable shareholder value, certain of the Company’s compensation awards are contingent upon successful completion of multi-year performance and service periods. A triennial vote will provide shareholders with the ability to evaluate the Company’s compensation program over a time period similar to the periods associated with the Company’s compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Compensation and Leadership Development Committee would similarly benefit from this longer time period between advisory votes. Three years will give the committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater period between votes will also allow the committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a longer-term basis. The Board believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term interests and goals of the Company.

Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: (1) 1 year; (2) 2 years; (3) 3 years; or (4) abstaining from voting on the proposal. For the reasons discussed above, the Board is asking the Company’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s NEOs to be held every three years.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “3 YEARS” AS THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “3 YEARS” AS THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Generally, approval of any matter presented to shareholders requires a majority of the votes cast, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. However, because this is a non-binding advisory vote, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN
Shareholders are being asked to approve the amendment and restatement of the Stock Incentive Plan. The primary purpose of amending and restating the Stock Incentive Plan is to seek an increase in the number of shares reserved for issuance under the Stock Incentive Plan. Shareholder approval, if granted, will also extend until 2032, the period during which incentive stock options may be granted under the plan, subject to any future further extensions.

The Stock Incentive Plan, as amended and restated, has been approved by the Compensation and Leadership Development Committee and the Board.

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document, which is attached as Exhibit A.
Purpose

The purpose of the Stock Incentive Plan is to (a) provide incentives to officers, employees, directors, consultants and other service providers of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of our Class A Common Stock, or to receive compensation which is based upon appreciation in the value of our Class A Common Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

The Board believes that the Stock Incentive Plan is an important compensatory device fostering the long-term growth and profitability of the Company and encouraging stock ownership by officers, employees, directors, consultants and other service providers while at the same time providing a complementary means of hiring, rewarding and retaining key personnel. The amendment and restatement of the Stock Incentive Plan increases the number of shares of Class A Common Stock available for issuance under the Stock Incentive Plan from 93,000,000 to 96,500,000, subject to future adjustment as provided in the Stock Incentive Plan for certain changes in the Company’s capital structure.
General Description of the Stock Incentive Plan

The Stock Incentive Plan was originally approved by the shareholders of the Company on January 12, 2001, was amended and restated effective November 19, 2004, amended and restated again effective February 1, 2013, amended and restated a third time effective February 8, 2018 and amended and restated a fourth time effective February 11, 2021. The Stock Incentive Plan has an indefinite term.

The Stock Incentive Plan allows the Compensation and Leadership Development Committee the discretion to award a variety of equity-based incentives, including options to purchase shares of Class A Common Stock, stock appreciation rights, and other stock-based awards (including stock awards, performance unit awards, dividend equivalent rights and phantom shares to purchase or acquire shares of Class A Common Stock) (collectively, “Stock Incentives”). Subject to specific parameters set forth by the plan, the Compensation and Leadership Development Committee may by resolution authorize one or more officers of the Company and/or the

Chairman of the Compensation and Leadership Development Committee to exercise its award granting and other discretionary authority.

The number of shares of Class A Common Stock reserved for issuance under the Stock Incentive Plan is currently 93,000,000, of which approximately 5,114,441 were available as of December 12, 2022 for future grants. If shareholders approve the amendment and restatement of the Stock Incentive Plan, the number of shares of Class A Common Stock reserved for issuance will be increased to 96,500,000. As of December 12, 2022, the market value for Class A Common Stock was $64.53 per share. For purposes of determining the number of shares of Class A Common Stock issued upon the exercise, settlement, or grant of a Stock Incentive, any shares of Class A Common Stock withheld to satisfy tax withholding obligations or any exercise price are considered as issued under the plan and the settlement of a stock appreciation right is treated as a settlement in shares of Class A Common Stock without regard to whether settlement was in cash or shares of stock.

The number of shares of Class A Common Stock as to which any Stock Incentive is granted and the persons to whom any Stock Incentive are granted is determined by the Compensation and Leadership Development Committee, subject to the provisions of the Stock Incentive Plan. To the extent not inconsistent with the terms of the Stock Incentive Plan, the Compensation and Leadership Development Committee may establish the terms of any Stock Incentive, including exercise or settlement price, terms of forfeiture, and any opportunity to defer receipt of settlement proceeds. Stock Incentives generally are not transferable or assignable during a holder’s lifetime, subject to such terms in the Stock Incentive Plan as may be established by the Compensation and Leadership Development Committee.

Other than Stock Incentives granted as inducements to the hiring of an eligible service provider or Stock Incentives subject to performance criteria, any Stock Incentive granted to an employee is subject to a minimum vesting period of twelve (12) months, with permissible exceptions for death, disability, retirement, an involuntary termination of service, extraordinary corporate events such as a change in control, or other extenuating circumstance, as may be set forth by the applicable Stock Incentive materials or, in the absence of such provision, as the Compensation and Leadership Development Committee may subsequently determine. The proposed amendment and restatement of the Stock Incentive Plan conditions the vesting of any award in connection with a change in control on the participant experiencing a Separation from Service, as defined in the Stock Incentive Plan, within twenty-four (24) months after such change in control. The Compensation and Leadership Development Committee may also, in its discretion, provide for vesting in connection with a change in control in the event that any award is not effectively assumed, or equivalent value is not provided, as part of the transaction.

Any dividends payable on Class A Common Stock subject to a Stock Incentive will not be paid to the participant, if at all, any earlier than the date the underlying shares of Class A Common Stock become earned and/or vested.

Under the terms of the Stock Incentive Plan, the maximum number of shares of Class A Common Stock with respect to which (1) options, (2) stock appreciation rights and (3) other stock-based awards that are not settled in cash may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with the adjustment provisions set forth in the Stock Incentive Plan and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to other stock-based awards that are payable in cash may not exceed $5,000,000.

The Committee may reduce the amount of any settlement proceeds otherwise due a participant under a Stock Incentive by any then outstanding indebtedness owed by the participant to the Company or any affiliate.
Eligibility

Officers, employees, directors, consultants, and other service providers of the Company and its affiliates are eligible for awards under the Stock Incentive Plan. However, only employees of the Company and its subsidiaries will be eligible to receive incentive stock options under the Stock Incentive Plan. As of December 12, 2022, there were approximately 142,000 officers and employees and ten (10) non-employee directors eligible to participate in the Stock Incentive Plan, however, only approximately 937 officers and employees and all of our non-employee directors were approved by the Compensation and Leadership Development Committee to receive awards under the Stock Incentive Plan in fiscal year 2022. Because consultants and other service providers may not be directly employed by the Company, it is not feasible to approximate the number of such consultants and other service providers that are eligible to participate in the Stock Incentive Plan.
Performance Criteria

Under the Stock Incentive Plan, at the time a Stock Incentive is granted, the Compensation and Leadership Development Committee may establish performance measures, if any, attributable to the payment, vesting, or other settlement of the Stock Incentive. Performance measures may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, affiliate, department or function within the Company or an affiliate in which the participant receiving the

Stock Incentive is employed or on which the participant’s efforts have the most influence. The achievement of the performance measures established by the Compensation and Leadership Development Committee for any performance period will be determined without regard to the effect on such performance measures of any acquisition or disposition by the Company of a trade or business or of substantially all of the assets of a trade or business during the performance period. The performance measures established by the Compensation and Leadership Development Committee for any performance period under the Stock Incentive Plan may consist of one or more of the following:

• earnings per share and/or growth in earnings per share;
• operating cash flow and/or growth in operating cash flow;
• cash available;
• net income and/or growth in net income;
• revenue and/or growth in revenue;
• total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A Common Stock);
• return on invested capital;
• return on shareholder equity;
• return on assets;
• return on common book equity;
• operating income;
• EBIT, EBITDA or EBITDAR; or
• Company stock price performance.

The performance measures above may be established individually, alternatively, or in any combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, including in relation to previous quarters’ or years’ results or to a designated comparison group.

The Compensation and Leadership Development Committee may appropriately adjust any evaluation of performance under a performance measure to remove the effect of equity compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), amortization of acquired technology and intangibles, and significant impairments; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles, or other such laws or provisions affecting reported results; accruals for restructuring and related programs; discontinued operations; gains and losses associated with the sale or closure of operations; other non-operating gains and losses; and any items that are extraordinary, unusual in nature, non-recurring, or infrequent in occurrence. In addition to the factors listed above, the proposed amendment and restatement of the Stock Incentive Plan also permits adjustment based on other non-operating gains and losses.
Federal Income Tax Consequences

The following discussion outlines generally the federal U.S. income tax consequences of participation in the Stock Incentive Plan based on tax laws in effect as of the record date of December 12, 2022 and existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change, prospectively or retroactively. In addition to these, a participant may also be subject to foreign, state and local income or other tax consequences including in the jurisdiction in which the participant works and/or resides. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Incentive Plan.

Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Class A Common Stock and the amount for which he or she sells the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction subject to the limitations under Section 162(m) of the Code. If the participant sells the shares of Class A Common Stock for less than the amount he or she paid for the stock prior to the one- or two- year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Stock Options. A participant will not recognize income upon the grant of a nonqualified option at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code.

Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.

Other Stock Incentives. A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, stock award, performance unit award, or phantom share (collectively, the “Other Equity Incentives”). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received (less the grant price in the case of a stock appreciation right), and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code.

Except as noted below, a participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture,” as defined in the Code. When the shares of Class A Common Stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, the participant generally will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award at that time, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction subject to the limitations under Section 162(m) of the Code. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time subject to the limitations under Section 162(m) of the Code.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation, with certain exceptions for grandfathered compensation arrangements in effect on or prior to November 2, 2017.
Withholding Taxes

An employee participant may be liable for federal, state, and local tax withholding obligations as a result of the grant, exercise, vesting, or settlement of a Stock Incentive. The tax withholding obligations may be satisfied by payment in the form of cash, cash equivalents, or, if a participant elects with the permission of the Compensation and Leadership Development Committee, by a reduction in the number of shares to be received by the participant under the award.
Plan Benefits

Set forth below is a table that shows equity grants pursuant to the Stock Incentive Plan since inception through the record date of December 12, 2022. The amounts contained in the table include equity grants which may have been forfeited or canceled, but do not include equity grants pursuant to any dividend reinvestment program of the Company. Future benefits to be received by a person or group under the Stock Incentive Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation and Leadership Development Committee during fiscal year 2022 and afterward.

Awards Under the Tyson Foods, Inc. 2000 Stock Incentive Plan Since Inception
Name	Stock Options		Restricted Stock	Restricted Stock with Performance Criteria	Performance Shares (1)	Other Stock Awards
John H. Tyson	4,463,835		1,928,181	177,646	1,378,930	—
Donnie King	1,384,465		240,471	192,039	703,330	—
Stewart Glendinning	237,676		41,192	22,403	148,712	—
Scott Spradley	159,851		32,616	12,929	131,474	—
Amy Tu	190,538		44,218	32,215	157,250	—
Chris Langholz	88,370		25,067	65,292	67,549	—
Noelle O’Mara	144,726		43,362	5,635	118,033	—
All Current Executive Officers	7,050,075		2,428,711	514,928	2,901,442	—
All Current Directors Who Are Not Executive Officers	—		—	—	—	172,864	(2)
All Employees (Other Than Current Executive Officers)	61,443,415	(3)	21,219,520	1,138,815	8,569,843	—
_______________________________
(1)     This amount represents the maximum number of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted.
(2)     This amount excludes 327,771 of stock awards granted to former non-employee directors.
(3)    This amount includes 810,242 of stock appreciation rights.
Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is a table that shows certain information about our equity compensation plans as of October 1, 2022 (as previously included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022).

	Number of securities to be issued on exercise of outstanding options (#)	Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding Securities reflected in the first column) (#) (a) (b)
Equity compensation plans approved by security holders	6,029,628	67.95	25,570,072
Equity compensation plans not approved by securities holders	—	—	—
	6,029,628	67.95	25,570,072
_______________________________
(a)    Shares available for future issuance as of October 1, 2022, under the Stock Incentive Plan (8,459,910), the Employee Stock Purchase Plan (9,462,554) and the Retirement Savings Plan (7,647,608).
(b)    “Securities” and “shares” refer to the Company’s Class A Common Stock.
Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required

Approval of the amendment and restatement of the Stock Incentive Plan requires the affirmative vote of a majority of the votes of the holders of Class A Common Stock and Class B Common Stock cast at a meeting at which a quorum representing a majority of all such outstanding voting stock is, in person or by proxy, present and voting on the matter.

SHAREHOLDER PROPOSAL
The Company has received notice of the intention of a shareholder to present one proposal for voting at the Annual Meeting. The text of the shareholder proposal and supporting statement appears exactly as received by the Company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of such shareholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of any shareholder proposal upon request made to the Company’s corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.
SHAREHOLDER PROPOSAL REGARDING COMPLIANCE WITH WORLD HEALTH ORGANIZATION (“WHO”) GUIDELINES ON USE OF MEDICALLY IMPORTANT ANTIMICROBIALS IN FOOD-PRODUCING ANIMALS
Comply with Expert Guidelines on Antimicrobial Use
RESOLVED, shareholders ask that the board of directors institute a policy that the Company (“Tyson”) comply with World Health Organization (“WHO”) Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals (“WHO Guidelines”)1 throughout Tyson’s supply chains.

Supporting statement: While Tyson prohibits antibiotic use in its chickens and markets some beef and pork as raised without antibiotics, the Company does not limit how antibiotics may be used in cattle and swine for much of its beef and pork, beyond legal compliance.2 Antibiotics overuse is known to exacerbate antimicrobial resistance (“AMR”), which the WHO describes as “one of the top 10 global public health threats facing humanity.”3

AMR poses a systemic threat to public health and the economy. When the efficacy and availability of life-saving drugs are compromised, the entire economy suffers. And when the economy suffers, investors lose. By 2050, AMR could cause $100 trillion in lost global production,4 thus lowering the economy’s intrinsic value.

While Tyson has made laudable progress in eliminating antibiotics use in its chickens, its cattle and swine policies deviate from the WHO Guidelines, which recommend that “farmers and the food industry stop using antibiotics routinely to promote growth and prevent disease in healthy animals” and provide evidence-based recommendations and best practices. Moreover, despite Tyson’s chicken policies, a recent investigation found Tyson—along with other poultry giants—sold numerous meat products between 2015 and 2020 that were contaminated with campylobacter and salmonella, more than half of which were antibiotic-resistant strains.5 As another company with a meat supply chain explained, robust AMR protections raise “[t]he challenge of individual costs and widely distributed societal benefits.”6 But for diversified investors, the portfolio-wide costs associated with AMR are paramount.

Tyson’s decision not to prioritize broad AMR risks does not account for its diversified owners’ interests in optimizing public health, the economy, and their long-term portfolio returns. By using medically important drugs beyond WHO Guidelines, Tyson adds to the economic threat AMR poses to its diversified shareholders: reducing the economy’s intrinsic value will directly reduce diversified portfolios’ long-term returns.7 Tyson’s profit gain that comes at the expense of public health is a bad trade for Tyson’s diversified shareholders, who rely on broad economic growth to achieve their financial objectives.

By changing its policies and adhering to the WHO Guidelines, Tyson could save lives, contribute to a more resilient economy, and protect its diversified investors’ portfolios.

Please vote for: Comply with Expert Guidelines on Antimicrobial Use

1 https://apps.who.int/iris/bitstream/handle/10665/258970/9789241550130-eng.pdf
2 https://www.tysonsustainability.com/agriculture/animal-welfare-in-the-value-chain
3 https://www.who.int/news-room/fact-sheets/detail/antimicrobial-resistance
4 https://amr-review.org/sites/default/files/160518_Final%20paper_with%20cover.pdf
5 https://www.thebureauinvestigates.com/stories/2022-03-16/superbugs-on-the-shelves-diseased-chicken-being-sold-across-america
6 https://www.yum.com/wps/wcm/connect/yumbrands/41a69d9d-5f66-4a68-bdee-e60d138bd741/Antimicrobial+Resistance+Report+2021+11-4+-+final.pdf?MOD=AJPERES&CVID=nPMkceo
7 https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

Board of Directors’ Statement
In Opposition to Shareholder Proposal Regarding Compliance with World Health Organization (“WHO”) Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals
The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board has carefully considered the proposal and, given the Company’s existing work on antibiotic stewardship and combating Antimicrobial Resistance (“AMR”), believes that the policy and compliance requested by the proposal is unnecessary because the Company has already instituted a policy on antibiotic use that addresses the WHO’s non-binding guidelines on the use of antimicrobials, including antibiotics, antivirals, antifungals, and antiparasitics. Given our current practices and disclosures, the Board believes that the request set forth in the proposal would not provide material benefits or additional disclosure not already available to shareholders, and therefore, that this proposal is not in the best interests of the Company or its shareholders.

As detailed in our recently published Position Paper on Antibiotic Stewardship,8 we believe our responsibility in practicing and promoting antibiotic stewardship9 includes the following:
•Consistent with One Health,10 we understand that animal, human and ecosystem health are interrelated and must be balanced to sustain mankind.
•Antibiotics are a shared resource for human and animal health. We are focused on minimizing the need to use antibiotics in animals.
•Antibiotics used to maintain animal and human health require a balance of the shared resource, as well as the unique perspectives of the World Organization for Animal Health’s OIE List of Antimicrobial Agents of Veterinary Importance11 and the WHO’s List of Critically Important Antimicrobials for Human Medicine12. We believe that both lists are of equal importance for their respective medical communities. Antibiotics are necessary and important tools needed to uphold our ethical obligation to treat sick animals and when necessary, control disease.
•Thoughtful goals related to decreasing the incidence of disease leading to the use of antibiotics, and finding alternatives to antibiotics when disease is present, are appropriate means to the end of reducing antibiotic use. However, arbitrary reduction targets for antibiotic use are not in the best interest of animal, human or ecosystem health. Application of research and sharing of best practices will lead to promotion of antibiotic stewardship.

We recognize and embrace our responsibility to produce high-quality, safe and affordable protein that contributes to the sustenance of society. Our role is to work with farmers, ranchers, and veterinarians to ensure the health and welfare of animals, including pigs, cattle, chickens and turkeys, that are raised for our supply chain. This includes responsible disease prevention, control, and treatment measures. Disease prevention and control in animal populations is based in science and is accomplished with veterinary expertise, robust biosecurity programs, effective vaccine strategies, environmental management, production system management, well-designed sanitation programs, appropriate therapeutics, and other practices which minimize stress. Even with the best-designed prevention programs, animals still become sick. We, along with our suppliers, have standards in place to ensure animal health and welfare are preserved, and this includes an ethical responsibility to treat animals within our care if they become sick. Our programs and practices are aligned with our Core Values, our Code of Conduct and all applicable laws and regulations.

The guidelines issued by the WHO and those issued by the World Organization for Animal Health (“WOAH”) or the American Veterinary Medical Association (“AVMA”) do not contain a blanket recommendation against the use of antibiotics in chicken, cattle or swine—or in animals generally—and none of the foregoing guidelines suggest that antibiotics should not be used in animals at all. Rather, by adhering to guidelines for responsible use of antibiotics issued by the WHO, WOAH and the AVMA, farmers, ranchers, and producers, under the direction of veterinarians, may use shared-class medically important antibiotics. We believe that antibiotics should be used based on the best available veterinary medical evidence in an ethical and legal manner, and our goal is to improve antibiotic stewardship, including to reduce the need to use antibiotics—thus decreasing the potential for the development of AMR in animals and their environment. Untreated animal disease has a negative impact on natural resource utilization within animal populations which drives greater environmental impact (greater greenhouse gas emissions, land use and water intensity).
8 See https://www.tysonsustainability.com/downloads/Tyson_Foods_Position_on_Antibiotic_Stewardship.pdf.
9 Antimicrobial stewardship refers to the actions that veterinarians take individually and as a profession to preserve the effectiveness and availability of antimicrobial drugs through conscientious oversight and responsible medical decision-making while safeguarding animal, public, and environmental health.
See https://www.avma.org/sites/default/files/resources/AntimicrobStewardshipDef_CorePrinciplesFlyer_052318.pdf.
10 One Health is an approach that recognizes that the health of people is closely connected to the health of animals and our shared environment. You can find out more about One Health at the Centers for Disease Control and Prevention’s One Health website. See https://www.cdc.gov/onehealth/basics/index.html.
11 See https://www.woah.org/app/uploads/2021/03/a-oie-list-antimicrobials-may2018.pdf.
12 See https://www.who.int/publications/i/item/9789241515528.

In addition, animal disease may contribute to reduced accessibility to safe, affordable food. As antibiotics are important tools for veterinarians to maintain animal health, these broader impacts of withholding treatment must also be considered when approaching antibiotic use decisions in animals and humans. We are committed to improving the health of humans, animals and the ecosystem. Therefore, it is important that animal health decisions be based in science and take a holistic approach to understand direct and indirect impacts of choices we make within our supply chain.

Furthermore, we have publicly committed to collaborate on research that advances animal health and welfare and leads to continuous improvement in antibiotic stewardship and the reduction in the development of antibiotic resistance. This includes (1) directly supporting research projects focused on improving animal health and mitigating the development of antibiotic resistance in animals, (2) identifying and prioritizing effective, non-antibiotic interventions, including preventive management practices, that reduce the need to use antibiotics, (3) identifying and adopting best practices and innovative technologies that aid in early and accurate disease diagnosis to improve case outcomes by enhancing antibiotic efficacy, (4) promoting tracking of antibiotic resistance in bacteria in food animal populations, (5) seeking better understanding of antibiotic resistance patterns in bacteria within the supply chain, (6) supporting the development of systems that standardize the collection of antibiotic use information within supply chains and (7) promoting active participation and leadership in organizations that have a focus on antibiotic stewardship.

Given the Company’s current antibiotic stewardship policies and practices and the continuing attention to the topic by the Company, the Board believes that the compliance requested by the proponent would be unnecessary and would not add meaningfully to our ongoing efforts in this area or to our current public disclosures about such efforts, at this time. Accordingly, the Board recommends that shareholders vote AGAINST this proposal.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis explains the Company’s philosophy and program for compensating its executive officers, as well as the compensation paid to its NEOs for fiscal year 2022. During fiscal year 2022, the Company’s NEOs were:
•John H. Tyson, Chairman of the Board (“Chairman”)
•Donnie King, President and Chief Executive Officer (“CEO”)
•Stewart Glendinning, Executive Vice President and Chief Financial Officer
•Scott Spradley, Executive Vice President, Chief Technology and Automation Officer
•Amy Tu, Executive Vice President, Chief Legal Officer and Secretary,
Global Governance and Corporate Affairs
•Chris Langholz, Former Group President International
•Noelle O’Mara, Former Group President Prepared Foods
Fiscal Year 2022 Financial Performance Highlights
We delivered record sales and earnings for fiscal year 2022, which was supported by our diverse portfolio and continued strength in consumer demand for protein. Our results were supported by historically strong operations in our Beef segment and improved performance in our Chicken segment. The Company experienced the following key financial and operational benchmarks:
•Total sales in fiscal year 2022 were $53.3 billion as compared to $47.0 billion in fiscal year 2021.
•Operating income for fiscal year 2022 was $4.410 billion as compared to $4.396 billion for fiscal year 2021.
•Earnings per share increased 7% to $8.92 for fiscal year 2022 as compared to $8.34 for fiscal year 2021.
In addition, in fiscal year 2022, the Company generated $2.7 billion of operating cash flows, repurchased 8.2 million shares for a total of $702 million and reduced total debt by approximately $1.0 billion. The Company also increased dividends on its common stock by 3% over fiscal year 2021 dividends.
The Company’s overall fiscal year 2022 performance was reflected in our fiscal year 2022 pay outcomes, as all of our NEOs received annual cash incentive awards above their respective target amounts. These fiscal year 2022 pay outcomes for our NEOs were consistent with the Company’s pay-for-performance philosophy described in more detail below.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide competitive compensation necessary to attract, motivate and retain talented and experienced executives to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation program.
Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value.
Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with organizations with which the Company competes for talent and with other public and private companies to attract, motivate and retain superior executive talent for the long-term.
Link Pay to Performance. As an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short- and long-term), subject to corporate, segment, individual, stock price and/or earnings and performance measures through incentive awards based on such earnings and performance goals.

Compensation Governance
	What we do		What we don’t do
☑	Pay-for-performance – Pay outcomes are aligned with performance of the Company.	☒
No employment contracts except for the Chairman, the CEO and the Executive Vice Chairman – Employment contracts are provided only to the Chairman, one member of our ELT (the CEO) and the Executive Vice Chairman.

☑	Performance measures support strategic objectives – Performance measures used in compensation programs reflect strategic and operating objectives, creating long-term value for shareholders.
		☒	No dividends on unearned shares – Dividends are not paid on performance stock awards during the performance cycle.

		☒	No hedging of Company stock – Our officers (including all NEOs) and directors are prohibited from entering into hedging transactions related to our stock.
☑
Include “double-trigger” change in control provisions in equity awards – In the event of a change in control, acceleration of vesting of long-term incentive awards will not occur unless there is also a qualifying termination of employment upon or within two years following the change in control.

☒
No pledging of Company stock without prior approval – Our senior officers (including all NEOs) and directors are prohibited from holding our company’s securities in a margin account or pledging our company’s securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee.

☑	Significant stock ownership guidelines – Our NEOs and other executives are required to accumulate and hold stock equal to a multiple of base salary.

		☒	No repricing of underwater options – Our Stock Incentive Plan prohibits repricing or exchange of underwater stock options without stockholder approval.
☑	Provide limited perquisites – Perquisites offered to NEOs with sound business rationale.
☑
Have a Clawback Policy – The Compensation and Leadership Development Committee can seek repayment of incentive-based compensation in the event of a financial statement restatement or in the event of improper conduct.

How We Determine Compensation
Determining Performance Measures. The Compensation and Leadership Development Committee sets challenging but realizable performance measures that are fully achieved only as a result of strong performance. As part of our pay-for-performance philosophy, if targets and pre-determined goals are not fully met, payouts may be reduced or not made. Consistent with the Company’s pay-for-performance philosophy, the Compensation and Leadership Development Committee selects financial performance measures under the annual and stock incentive plans that support the Company’s short- and long-term business plans and strategies and incent management to focus on actions that create sustainable shareholder value. Since 2021, the Compensation and Leadership Development Committee also selects certain non-financial performance measures which modify annual incentive payments for all ELT members and which support and incent management to promote the Company’s core values. In setting targets for the short-term and long-term performance measures, the Compensation and Leadership Development Committee considers the Company’s annual and long-term business goals and strategies and certain other factors, including the Company’s projected operating environment and economic and industry conditions. The Compensation and Leadership Development Committee recognizes that performance goals will change over time to reflect market practices, evolving business priorities and developments in the Company’s core values and business sustainability strategies. Accordingly, the Compensation and Leadership Development Committee regularly reassesses the performance measures and goals used and determines, at least on an annual basis, the most appropriate financial and non-financial performance measures to be used in connection with evaluating performance payouts for our ELT.
Role of the Compensation and Leadership Development Committee. In general, the Compensation and Leadership Development Committee works with management and external experts to set the Company’s executive compensation philosophy and objectives and to compensate key executives accordingly. More specifically, the Compensation and Leadership Development Committee periodically reviews and approves:
•the Company’s stated compensation philosophy, corporate goals and objectives relevant to executive officer compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain required key executive talent and link compensation with Company, business unit and/or personal performance;
•the peer group used for competitive pay/performance benchmarking (see the below subsection titled “Role of Compensation Consultants/Benchmarking” for additional details); and

•the employment contract or other similar arrangement that provides compensation for NEOs and other executive officers.
The Compensation and Leadership Development Committee’s charter describes additional duties and responsibilities of the Compensation and Leadership Development Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation and Leadership Development Committee’s charter can be found on the Company’s Investor Relations website at http://ir.tyson.com.
The Compensation and Leadership Development Committee intends for its decisions to be consistent with tax regulations, applicable law and NYSE listing requirements. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation and Leadership Development Committee is not required to determine the compensation of our CEO. However, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for the CEO position since 2003.
Say-on-Pay. Over 98% of the votes cast at the 2020 Annual Meeting of Shareholders on the non-binding advisory vote on the compensation of our NEOs (commonly referred to as a “say-on-pay” vote) were voted in support of our executive compensation program. Consistent with our shareholders’ approval, the Compensation and Leadership Development Committee continued to apply the same effective principles and philosophy it has used in prior years while also monitoring market trends and best practices to determine executive compensation and will continue to consider shareholder concerns and feedback. Following the say-on-pay vote at the Annual Meeting, it is expected that the next such vote will be at the Company’s 2026 Annual Meeting of Shareholders.
Executive Officer Compensation Structure. Our executive officers are compensated based on a pay structure (including salary, target annual incentive, and long-term incentive awards (i.e., equity grants)) determined for their respective roles and responsibilities. The pay structure for an executive considers the role, scope of responsibilities, capabilities and experience of the executive.
Interaction Between the Compensation and Leadership Development Committee and Management; Role of the CEO in Compensation Decisions. Key employment terms for NEOs other than the Chairman and the CEO are recommended to the Compensation and Leadership Development Committee by the CEO in consultation with the Company’s human resources group. The Compensation and Leadership Development Committee reviews and discusses the proposed compensation terms and will meet with the Company’s human resources group to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation and Leadership Development Committee, the Compensation and Leadership Development Committee will approve the compensation terms for each NEO. The Compensation and Leadership Development Committee reviews and discusses pay decisions related to the Chairman and the CEO in executive session, and neither the Chairman nor the CEO is present when the Compensation and Leadership Development Committee discusses and determines their respective compensation.
Our executive compensation structure is periodically reviewed by our human resources group and senior management based on their collective review of information about the Compensation Peer Group (as defined below) and recommendations provided by the Company’s compensation consultant (Korn Ferry during fiscal year 2022), together with analysis of general market trends and data of executive compensation at large public and private companies (“General Industry Data”). The Company’s human resources group and senior management suggest modifications to the Compensation and Leadership Development Committee as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophy and objectives. The Compensation and Leadership Development Committee considers the recommendations made by the human resources group and senior management and may also consult the Company’s compensation consultant before approving decisions on executive compensation. For a more detailed discussion regarding decisions with respect to each element and amount of compensation paid to the NEOs, see the section titled “Elements of Compensation” in this Proxy Statement.
Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Korn Ferry to periodically identify, and provide market analyses and trend information regarding compensation practices of, a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”) and to periodically review the General Industry Data. The companies listed below made up the Compensation Peer Group for performance-based equity awards during fiscal year 2022 and for reviewing Messrs. King’s and Glendinning’s compensation, as well as the compensation of our former Group President Prepared Foods, Ms. O’Mara, and our former Group President International, Mr. Langholz (General Industry data, rather than Compensation Peer Group data, is used in the determination and review of Ms. Tu’s and Mr. Spradley’s compensation). The Compensation Peer Group for fiscal year 2022 consisted of the same companies included in the Compensation Peer Group for fiscal years 2021 and 2020.

Archer-Daniels-Midland Company	Hormel Foods Corporation
Bunge Limited	The J.M. Smucker Company
Campbell Soup Company	Kellogg Company
The Coca-Cola Company	The Kraft Heinz Company
ConAgra Foods, Inc.	Mondelez International, Inc.
General Mills, Inc.	PepsiCo, Inc.
The Hershey Company	Pilgrim’s Pride Corporation
Korn Ferry furnishes market analyses and trend information to our human resources group, which is then presented to the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee uses this market data as one of many factors considered in its review of compensation for the NEOs to assess consistency with our compensation philosophy and objectives.
In consultation with Korn Ferry, the Compensation and Leadership Development Committee regularly reviews the companies included in the Company’s Compensation Peer Group to ensure that the Company continually benchmarks its compensation practices, philosophy and objectives against an appropriate set of publicly traded peer companies in the protein and packaged foods industries. From time to time, the Compensation and Leadership Development Committee may revise the list of companies included in the Compensation Peer Group to ensure that the Company’s practices, philosophy and objectives remain aligned with market practices and stay competitive compared to similarly situated companies in the industry.
For fiscal year 2022, Korn Ferry’s aggregate fees for the market analyses, trend information and recommendations described above and input with respect to elements of NEO compensation and director compensation were approximately $168,004. In fiscal year 2022, Korn Ferry also provided certain services to our human resources group unrelated to executive and non-employee director compensation, primarily related to executive recruiting and job evaluations. For these services, Korn Ferry received compensation totaling approximately $862,254. The Compensation and Leadership Development Committee considered whether any conflict of interest exists with Korn Ferry and concluded that the work of Korn Ferry did not raise any conflict of interest. Both the Company and the Compensation and Leadership Development Committee periodically evaluate the engagement of Korn Ferry and Korn Ferry’s performance.
How NEOs Are Compensated
NEO compensation comprises base salary, subject to adjustment by the Company from time to time, and participation in the Company’s annual cash and long-term equity incentive plans on terms and at levels recommended by the Company’s senior management, including the CEO (except with respect to the compensation of the Chairman and the CEO, each of whose compensation is determined and approved by the Compensation and Leadership Development Committee in executive session), and as approved by the Compensation and Leadership Development Committee. Adjustments to compensation are determined after reviewing the market data, individual and Company performance and internal pay equity based on position with the organization. For a more detailed analysis regarding these decisions, see the section titled “Elements of Compensation” in this Proxy Statement.
Elements of Compensation
The Company’s executive compensation program consists of:
•base salary;
•annual incentive payments;
•long-term incentive compensation;
•financial, retirement and welfare benefit plans; and
•certain defined perquisites.
A discussion of the compensation received by each current NEO in connection with his or her service as an executive officer of the Company for fiscal year 2022, broken down by each element of compensation, is provided in the sections below. A discussion of the compensation received by each former NEO, namely Mr. Langholz and Ms. O’Mara, is included separately in the sections titled “Executive Transitions—Termination of Chris Langholz as Group President International” and “Executive Transitions—Departure of Noelle O’Mara as Group President Prepared Foods,” respectively. An additional discussion of actual payments upon termination for Mr. Langholz is set forth in the section titled “Executive Compensation—Potential Payments Upon Termination—Termination of Chris Langholz” in this Proxy Statement, and an additional discussion of actual payments for Ms. O’Mara in connection with her departure from the Company is set forth in the section titled “Executive Compensation—Potential Payments Upon Termination—Departure of Noelle O’Mara” in this Proxy Statement.

Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its shareholders. The following table illustrates the mix of target compensation components for Messrs. Tyson, King, Glendinning and Spradley, and Ms. Tu, as a percentage of target total compensation.

			Target Equity Based Incentives
Name*	Base Salary	Target Annual Cash Incentive	Stock Options	Restricted Stock	Performance Stock
Tyson/King	13%	21%	16%	16%	33%
Glendinning/Spradley/Tu	20%	22%	14%	14%	29%
*The percentages in the table do not sum to 100% due to rounding
For Messrs. Tyson and King, approximately 86% of their target total compensation is variable and approximately 65% is equity-based incentives. For Mr. Glendinning, Mr. Spradley and Ms. Tu, approximately 80% of their target total compensation is variable and approximately 57% is equity-based incentives. For details regarding fiscal year 2022 performance, see the below subsection titled “Annual Incentive Payments.”
Base Salary
Each of Messrs. Tyson’s and King’s employment contracts sets an amount for base salary. The Compensation and Leadership Development Committee approved such amounts for Messrs. Tyson and King as part of its process in approving their respective employment contracts, and the Compensation and Leadership Development Committee can adjust base salary as it deems appropriate, except that the base salary under Mr. Tyson’s employment contract can be increased but not decreased. The CEO has discretion to set and adjust base salary amounts for all other NEOs based on each NEO’s role, capabilities, experience and performance. In determining whether to adjust (or, in the case of new hires, setting) an NEO’s base salary, the Compensation and Leadership Development Committee or the CEO, as applicable, considers (i) the Compensation Peer Group and General Industry Data for the NEO’s role, as applicable, (ii) the individual’s past performance and experience, (iii) the NEO’s capabilities, (iv) the NEO’s potential for advancement within the Company, (v) changes in level and scope of responsibility for the NEO, (vi) salaries of other Company executive officers and (vii) internal pay equity based on position with the organization. No requisite weight is assigned to any factor by the CEO or the Compensation and Leadership Development Committee.
The table below discloses the base salary in effect for each NEO at the end of fiscal years 2021 and 2022.

Name	End of Fiscal Year 2021 Salary ($)	End of Fiscal Year 2022 Salary ($)
John H. Tyson	1,200,000	1,200,000
Donnie King	1,200,000	1,300,000
Stewart Glendinning	775,000	775,000
Scott Spradley(1)	—	700,000
Amy Tu	675,000	750,000
(1) Compensation for Mr. Spradley is provided only for fiscal year 2022 because he was not an NEO for fiscal year 2021.
Annual Incentive Payments
Employment contracts with Messrs. Tyson and King and employment terms with our other NEOs provided them an opportunity to receive annual incentive payments. In fiscal year 2022, the annual incentive plan in place for senior executive officers was the Executive Incentive Plan. This plan is designed to align the interests of management toward the achievement of common corporate goals. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2022, the Compensation and Leadership Development Committee designated all NEOs, as well as other executive officers, as eligible participants under the Executive Incentive Plan. Target annual incentive payment eligibility under the Executive Incentive Plan, expressed as a percentage of base salary, is established each year by the Compensation and Leadership Development Committee.

Annual incentive eligibility under the Executive Incentive Plan is based on one or more performance measures established at the beginning of each fiscal year by the Compensation and Leadership Development Committee. In addition, the final amount of an annual incentive payment awarded to an NEO is subject to adjustment for any mid-year changes to (1) such NEO’s salary or (2) performance targets under the plan (to the extent such mid-year performance target changes are approved by the Compensation and Leadership Development Committee). For fiscal year 2022, the Compensation and Leadership Development Committee selected Adjusted Operating Income as the performance measure under the plan. “Operating Income” is the Company’s operating income (which takes into account accruals for annual incentive payments) and “Adjusted Operating Income” for purposes of annual incentive payments means Operating Income but takes into account any unusual or unique items, such as one-time gains or losses, as determined by the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee believes Adjusted Operating Income is an appropriate metric of Company performance to utilize in making performance-based compensation decisions because it is a good indicator of value creation and is used by senior management to evaluate the day-to-day performance of the business.
In addition to the Adjusted Operating Income metric, the Company’s Executive Incentive Plan includes certain “People Goals” performance modifiers to promote and reward behaviors in support of (1) diversity, equity and inclusion, (2) health and safety and (3) talent development. For fiscal year 2022, the Compensation and Leadership Development Committee, in consultation with management, adjusted certain of the threshold goals. In the Diversity, Equity & Inclusion category, the percentage of diverse candidate slates considered diverse was increased to 85% from 80% in the prior fiscal year. In the Health & Safety category, the percentage of reduction in OSHA recordable rate was modified to 10% from 50% in the prior fiscal year, and the zero fatalities metric was modified to be a 10% reduction in both fatalities and significant injuries (a new metric). In the Talent Development category, the percentage of transforming/rising talent being actively engaged in a leadership development program or with a mentor was increased to 85% from 80% in the prior fiscal year. The table below summarizes the goals within each of these categories.

Goals
Diversity, Equity & Inclusion •Maintain or increase favorability on “Inclusion Index” on engagement survey for diverse groups •Greater than 85% of candidate slates considered are diverse
Health & Safety •10% reduction in OSHA recordable rate •10% reduction in significant injuries and fatalities
Talent Development

•Increase favorability on Engagement Metrics from engagement survey

•Greater than 85% of transforming/rising talent is actively engaged in a leadership development program or with a mentor

Each of the three above-referenced factors can modify actual performance by plus or minus 5% of target performance incentive payments, with a total potential impact of plus or minus 15% of target performance incentive payments. A positive modifier applies if we exceed these goals, no modifier applies if we meet these goals and a negative modifier applies if we do not meet these measured goals.
The Compensation and Leadership Development Committee recognizes that the mix of categories may change and grow over time, including expanding outside of “People Goals” into other environmental, social and governance categories. For example, taking into account results from fiscal year 2021, the Compensation and Leadership Development Committee decided to include a goal with respect to the number of significant injuries, in addition to fatalities, under the Health & Safety category for fiscal year 2022.
The fiscal year 2022 performance levels were set by the Compensation and Leadership Development Committee at the beginning of fiscal year 2022. When establishing the performance levels, the Compensation and Leadership Development Committee considered that the Company was still facing uncertainty in its expected performance for the year, as well as uncertainty as to assumptions regarding commodity prices, growth and the overall market at the time the targets were set. While the fiscal year 2022 target goal was expected to be a challenging goal to attain due to the Company’s strong performance in fiscal year 2021 and the relative lower performance level which had been set for the target goal for fiscal year 2021, the Compensation and Leadership Development Committee set the target Adjusted Operating Income goal for fiscal year 2022 at a performance level that was significantly higher than the prior fiscal year target goal. Accordingly, for fiscal year 2022, the Compensation and Leadership

Development Committee set the threshold level of Adjusted Operating Income for 50% of target performance incentive payments at $3.120 billion (compared to $1.937 billion for fiscal year 2021), the target Adjusted Operating Income level for 100% of target performance incentive payments at $3.900 billion (compared to $2.421 billion for fiscal year 2021), and a maximum level of Adjusted Operating Income for 200% of target performance incentive payments at 120% of the target Adjusted Operating Income level at $4.680 billion (compared to $2.905 billion for fiscal year 2021). In considering fiscal year 2022 performance levels, the Compensation and Leadership Development Committee also took into account the potential to include an adjustment above or below any performance level to allow the Compensation and Leadership Development Committee to recognize business unit, group, individual or other performance factors.
Actual Adjusted Operating Income for purposes of annual incentive payments for fiscal year 2022 was approximately $4.405 billion, resulting in the NEOs’ eligibility for annual incentive payments at 165% of their respective target eligibilities. Actual Adjusted Operating Income reflected the Company’s solid performance during the fiscal year, which was supported by the Company’s diverse portfolio and steady consumer demand for beef and chicken despite a challenging operating environment, continuing market instability and increased operating costs. The “People Goals” modifier had a net negative impact on our NEOs’ fiscal year 2022 annual incentive payments, as based on actual performance, the score was -7.5%. While we met the candidate diversity goal in the Diversity, Equity & Inclusion category, we did not meet the inclusion index goal in that category. In addition, we did not meet either goal in the Health & Safety category. Further, our achievement of the goals in the Talent Development category was split, as we exceeded our team member development goal but did not meet our talent index goal. The Compensation and Leadership Development Committee continues to maintain the importance of including a “People Goals” modifier to the Executive Incentive Plan. The Compensation and Leadership Development Committee will continue to use People Goals (which may be revised as appropriate) in determining whether to enhance or reduce annual incentive payouts to our NEOs for fiscal year 2023.
In November 2022, the Compensation and Leadership Development Committee reviewed with our CEO and other members of management the eligibility of each NEO (other than that of the Chairman and the CEO, which the Compensation and Leadership Development Committee reviewed separately in executive session with neither the Chairman nor the CEO present) based on this Adjusted Operating Income amount and the individual performance of each NEO during fiscal year 2022. Based on this review, the Compensation and Leadership Development Committee approved the awards of the annual incentive payment amounts set forth in the following table to the NEOs listed below, reflecting achievement of performance at 113% of the target Adjusted Operating Income level. The Compensation and Leadership Development Committee approved annual incentive plan payouts for Mr. Tyson, Mr. King, Mr. Glendinning, and Ms. Tu of 165% and for Mr. Spradley of 156% of their respective target eligibilities (in each case, prior to the application of the -7.5% “People Goals” modifier noted above), reflecting each NEO’s respective contributions to the Company in fiscal year 2022.

Name	Salary at 2022 Fiscal Year End ($)	Eligibility at Target Adjusted OI of $3.900 billion (100% of target annual incentive payment) ($)(1)	Eligibility at Target Adjusted OI (expressed as percentage of base salary)	Maximum Eligibility at 120% of Target Adjusted OI of $4.680 billion (200% of target annual incentive payment) ($)	Actual Annual Incentive Payment for Fiscal Year 2022 ($)
John H. Tyson	1,200,000	1,800,000	150%	3,600,000	2,829,240
Donnie King	1,300,000	2,210,000	170%	4,420,000	3,432,569
Stewart Glendinning	775,000	852,500	110%	1,705,000	1,339,960
Scott Spradley	700,000	770,000	110%	1,540,000	1,121,678
Amy Tu	750,000	825,000	110%	1,650,000	1,276,785
(1) Salaries approved for each fiscal year are generally adjusted beginning in the third month of each fiscal year through the second month of the following fiscal year (i.e., actual salary paid for the fiscal year is a blended amount including two months paid at the previous fiscal year’s approved salary amount and ten months paid at the current fiscal year’s approved salary amount). Eligibility at Target Adjusted OI is calculated based on an NEO’s actual salary paid for the fiscal year, rather than such NEO’s approved base salary at fiscal year-end.

Equity-Based Compensation
The Compensation and Leadership Development Committee believes that long-term incentive compensation allows the Company to provide employees with an incentive different from base salary and cash annual incentive payments, with long-term incentive compensation increasing in value when the Company share price increases. Messrs. Tyson’s and King’s employment contracts provide for equity-based compensation as determined by the Compensation and Leadership Development Committee. For details regarding these awards, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2022” in this Proxy Statement. All long-term incentive compensation is issued under the Stock Incentive Plan, which was last amended and restated on February 11, 2021.

The amounts and types of long-term incentive compensation to be awarded are determined by management and/or the Compensation and Leadership Development Committee to align the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation and Leadership Development Committee consider the relationship of long-term incentive stock-based compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of long-term incentive compensation awarded to NEOs and other executives to awards made to executives in similar positions within the applicable peer group, as well as General Industry Data.
For fiscal year 2022, the dollar value of annual long-term incentive compensation was weighted 25%, 25% and 50% among stock options, restricted stock and performance stock, respectively, as discussed further below. From time to time, the Company may award additional equity compensation in connection with hiring, retention and promotions. In February 2022, Ms. Tu received a restricted stock award grant in connection with her promotion to the new role as Executive Vice President, Chief Legal Officer and Secretary, Global Governance and Corporate Affairs in recognition of the added responsibilities with her promotion and expanded role. For details regarding equity awards granted to the NEOs in fiscal year 2022, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2022” in this Proxy Statement.
Stock Options. Stock option awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2022. Stock options are typically awarded and approved annually by the Compensation and Leadership Development Committee prior to a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results, absent subsequent Compensation and Leadership Development Committee action to the contrary. The actual number of stock options granted during fiscal year 2022 was determined by dividing the target award dollar value assigned by the Compensation and Leadership Development Committee for stock options by the grant date fair value of such stock options. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant stock option awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversary of the grant dates of the awards and become fully vested after three years, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events. For the fiscal year 2022 stock option awards, the Compensation and Leadership Development Committee approved the awards at its November 10, 2021 and November 13, 2021 meetings, in each case, with a grant date of November 19, 2021.
Restricted Stock. Restricted stock awards made up approximately 25% of the NEOs’ annual long-term incentive compensation for fiscal year 2022. The actual number of shares of restricted stock granted during fiscal year 2022 was determined by dividing the target dollar value assigned by the Compensation and Leadership Development Committee for restricted stock by the closing price of the Company’s stock on the grant date.
In prior years, the Company had granted restricted stock with performance criteria (“restricted stock with performance criteria”) which represented the right to vest in shares of Class A Common Stock if one or more performance criteria were met within the time period indicated in the grant, with the Compensation and Leadership Development Committee determining the performance criteria pertaining to such awards at the time of grant. Performance criteria would be measured over a multi-year period, and the award would vest if the performance criteria were achieved. As restricted stock awards are granted primarily for purposes of retention and given the amendments to Section 162(m) of the Code which eliminated the deductibility previously available under Section 162(m) for qualified performance-based compensation paid to certain officers of the Company, the Compensation and Leadership Development Committee decided to eliminate the performance condition. Therefore, restricted stock awards issued during fiscal year 2022 represent the right to vest in shares of Class A Common Stock conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On November 10, 2021 and November 13, 2021, the Compensation and Leadership Development Committee approved the restricted stock awards to be granted, in each case, on November 19, 2021. In February 2022, the Compensation and Leadership Development Committee also approved a restricted stock grant, effective February 11, 2022, to Ms. Tu in connection with her new role as Executive Vice President, Chief Legal Officer and Secretary, Global Governance and Corporate Affairs, in recognition of the added responsibilities with her promotion and expanded role. Information regarding restricted stock granted during fiscal year 2022 is shown in the “Grants of Plan-Based Awards Table” in this Proxy Statement.
Performance Stock. Performance stock awards made up approximately 50% of the NEOs’ annual long-term incentive compensation for fiscal year 2022. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The target number of shares of performance stock granted during fiscal year 2022 was determined by dividing the dollar value assigned by the Compensation and Leadership Development Committee for performance stock by the closing price of the Company’s stock on the grant date. The Compensation and Leadership Development Committee approved the fiscal year 2022 performance stock awards at its November 10, 2021 and November 13, 2021 meetings, in each case, with a grant date of November 19, 2021. Performance criteria are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions in the event of the death or disability of the executive officer or certain other termination events.
On an annual basis, the Company’s senior management, Compensation and Leadership Development Committee and human resources group meet to discuss the performance criteria and levels to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation and Leadership Development Committee chooses such performance criteria that the Compensation and Leadership Development Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved and (ii) performance measures that are reasonably attainable to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation and Leadership Development Committee for performance stock awards granted in fiscal year 2022 were as follows:
•achievement of a cumulative Adjusted Operating Income target over the 2022, 2023 and 2024 fiscal years (the “cumulative Adjusted Operating Income criterion”);
•a comparison of the relative total shareholder return of the Company’s Class A Common Stock relative to the total shareholder return of the Compensation Peer Group over the 2022, 2023 and 2024 fiscal years (the “rTSR criterion”); and
•achievement of a ROIC metric over the 2022, 2023 and 2024 fiscal years (the “ROIC criterion”).
For performance stock awards granted in fiscal year 2022, the Compensation and Leadership Development Committee added the ROIC criterion as a third criterion to be used collectively with the existing cumulative Adjusted Operating Income criterion and rTSR criterion to measure Company performance for the purpose of determining the vesting of such awards. The cumulative Adjusted Operating Income criterion accounted for 50% of the performance stock award, while the rTSR criterion and the ROIC criterion accounted for 25% each. ROIC was selected as an additional performance metric due to the Compensation and Leadership Development Committee’s view that this metric is a robust indicator of Company performance that is aligned with shareholders’ interests, takes into account operating performance and balance sheet health and is complementary to, and not duplicative of, the cumulative Adjusted Operating Income criterion. ROIC reflects both the Company’s profitability and the amount of capital that the Company is investing.
The Compensation and Leadership Development Committee utilized Adjusted Operating Income as an element in both the Company’s annual incentive program and long-term incentive program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. Through careful deliberation and consideration, the Compensation and Leadership Development Committee continues to believe that using Adjusted Operating Income as the primary financial performance-based target is in the best interests of the Company and its shareholders, given its use by management in reviewing the Company’s performance and future targets. In designing the Company’s executive compensation program, the Compensation and Leadership Development Committee supplemented this measure in the long-term incentive program with a relative total shareholder return comparison measure and the achievement of a return on invested capital measure to strike an appropriate balance with respect to incentivizing top-line growth, shareholder returns and return on invested capital over both the short-term and long-term horizons.
For performance stock awards granted in fiscal 2022, each of the three performance criteria accounts for the respective percentage of the performance stock award set forth above and is subject to the achievement of performance goals as set forth in the below tables. For performance stock awards granted prior to fiscal 2022, each of the cumulative Adjusted Operating Income criterion and the rTSR criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative Adjusted Operating Income criterion, the Adjusted Operating Income measure selected is based on management’s projected earnings for the Company over a three-year period. The targeted performance goal was established at a level that was designed to be reasonably attainable to motivate the officers to achieve or exceed the goal. Also, in selecting the cumulative Adjusted Operating Income criterion, the Compensation and Leadership Development Committee recognized the importance placed by senior management on this measure in its evaluation of the day-to-day performance of the business.
Based on the percentage of the Adjusted Operating Income measure achieved, our NEOs are entitled to receive upon achievement of the Adjusted Operating Income goals the number of shares as set forth in the following table:

Name	Percentage of Cumulative Adjusted Operating Income Goal Achieved
	80%	100%	120%
John H. Tyson	9,201	18,403	36,805	Number of Shares Awarded*
Donnie King	10,121	20,243	40,486
Stewart Glendinning	3,067	6,134	12,268
Scott Spradley	3,443	6,886	13,771
Amy Tu	3,067	6,134	12,268
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2022” due to rounding differences.
With respect to the relative total shareholder return criterion, the NEO is entitled to receive the number of shares set forth in the following table, based on the percentile ranking of the Company’s total shareholder return compared to the Compensation Peer Group members’ total shareholder return during the measurement period:

Name	Percentile of Companies’ Relative Total Shareholder Return*
	30th	50th	80th
John H. Tyson	4,601	9,201	18,403	Number of Shares Awarded*
Donnie King	5,061	10,121	20,243
Stewart Glendinning	1,534	3,067	6,134
Scott Spradley	1,721	3,443	6,886
Amy Tu	1,534	3,067	6,134
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2022” due to rounding differences.
With respect to the ROIC criterion, the NEO is entitled to receive the number of shares set forth in the following table, based on the Company’s achievement of certain ROIC metrics during the measurement period.

Name	Percentage on Return on Invested Capital Achieved
	80%	100%	120%
John H. Tyson	4,601	9,201	18,403	Number of Shares Awarded*
Donnie King	5,061	10,121	20,243
Stewart Glendinning	1,534	3,067	6,134
Scott Spradley	1,721	3,443	6,886
Amy Tu	1,534	3,067	6,134
* Amounts rounded down to the nearest share and may differ from the amounts reported in the table entitled “Grants of Plan-Based Awards During Fiscal Year 2022” due to rounding differences.
Following certification of the Company’s fiscal year 2022 performance and stock price performance relative to certain peers, the Compensation and Leadership Development Committee approved the vesting of performance stock awarded to the NEOs in fiscal year 2020 based on the Company’s achievement of (i) three years’ (fiscal years 2020-2022) cumulative adjusted operating income (“AOI”) of $12.224 billion where the three-year cumulative target was $10.240 billion and (ii) a Total Shareholder Return Comparison (“rTSR”) percentile ranking among the Compensation Peer Group (the Company did not exceed the 30th percentile relative to the performance of its 14 peers in the Compensation Peer Group) during the performance period for purposes of this award in the following amounts:

Name	Number of Shares of Performance Stock
	rTSR Criterion (0% of Target)	Cumulative AOI Criterion (196.89% of Target)
John H. Tyson	—	32,822.293
Donnie King	—	14,770.032
Stewart Glendinning	—	10,393.727
Scott Spradley	—	7,111.497
Amy Tu	—	9,299.650
Financial, Retirement and Welfare Benefit Plans
Our NEOs are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans described below that are only available to certain eligible officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by peer companies, according to market data.
Deferred Compensation Plan. The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified deferred compensation plan providing a retirement benefit to certain officers of the Company, including Messrs. Tyson, King, Glendinning, Spradley and Ms. Tu. Mr. Langholz was ineligible to participate in the SERP because it was frozen prior to his joining the Company. Ms. O’Mara was ineligible to participate in the SERP because she was not in an eligible position at the time of hire and because by the time she was promoted into an eligible position, the SERP had been frozen. Mr. King participated in the SERP prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation. The SERP allows participating officers to supplement such officers’ existing anticipated retirement payments and benefits. In fiscal year 2018, the Compensation and Leadership Development Committee elected to freeze benefits under the SERP on December 31, 2018. Additional information about our SERP is included in the narrative text following the section titled “Executive Compensation—Pension Benefits” in this Proxy Statement.
Retirement Plans. We also provide the following qualified and non-qualified plans to the NEOs:
•Employee Stock Purchase Plan;
•Retirement Savings Plan;
•Executive Savings Plan; and
•Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a non-qualified benefit plan available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The purpose of the plan is to encourage employees to acquire stock in the Company by offering employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are currently eligible to participate on the first day of the month following 59 days of continuous service and can contribute (on an after-tax basis) up to 20% of eligible pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of eligible pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and most U.S.-based employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes until the funds are withdrawn. Participants may elect how their accounts are invested from a selection of investment options. Participants are currently eligible to participate on the first day of the month following 59 days of service and can contribute from 2% to 60% of eligible pay to this plan per pay period, on either a pre-tax basis, an after-tax Roth basis or a combination of the two, subject to IRS annual limits on contributions and compensation. After one year of service, the Company matches 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a non-qualified deferred compensation plan available to the NEOs and other highly compensated U.S.-based employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants elect notional investment options mirroring those available under the Retirement Savings Plan. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2022” in this Proxy Statement.
U.S.-based officers and certain U.S.-based managers of the Company (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual incentive payment and the value of the most recent annual stock option, restricted stock and performance stock awards. The value of the premiums paid by the Company are included in the participant’s taxable income.
Welfare Benefit Plans. Our NEOs and other executives participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees. In addition, certain executives, including Messrs. King, Glendinning and Spradley, and Ms. Tu, receive an additional amount of term life insurance (“Executive Basic Life Insurance”) under our Basic Life Insurance Plan equal to two times their respective annual base salaries. Executive Basic Life Insurance coverage ends upon termination of employment or when the executive is no longer employed in an eligible position.
Perquisites
We provide certain perquisites that the Compensation and Leadership Development Committee believes are reasonable and consistent with our overall compensation program. The Company pays taxes owed by the NEOs (subject to certain limits) on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation and Leadership Development Committee believes that these personal benefits provide executives with benefits that balance our compensation program and help attract executive talent. The Compensation and Leadership Development Committee reviews the perquisites on a periodic basis to evaluate whether they are appropriate given the Company’s total compensation program and market practice. For the last completed fiscal year, Messrs. Tyson and King were permitted by their respective employment contracts to have personal use of Company-owned aircraft (subject to certain contractual limits) and all other NEOs were eligible for personal use of Company-owned aircraft in the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In addition, all NEOs are eligible to receive the Executive Rewards Allowance, pursuant to which they receive an annual cash allowance of $12,000 that can be used for an array of items based on the NEO’s needs. Additionally, in fiscal year 2022, Mr. Langholz (prior to his termination from his executive officer position at the Company) received certain payments typically made to expatriates. The attributed costs of the perquisites described above for the NEOs for fiscal year 2022 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Year 2022” in this Proxy Statement.
Executive Transitions
Termination of Chris Langholz as Group President International
On and effective as of August 26, 2022, Chris Langholz was terminated as Group President International of the Company. In connection with Mr. Langholz’s termination, he forfeited his annual incentive plan payment for fiscal year 2022, his performance-based equity awards for fiscal year 2022 and all of his outstanding unvested equity awards. Pursuant to an Expiration of Expatriation Agreement and Termination of Employment Letter from the Company to Mr. Langholz dated August 26, 2022, Mr. Langholz was entitled to continued compensation and benefits commensurate with being a salaried employee at the Company until October 27, 2022 but ceased to be an executive officer of the Company as of August 26, 2022. In connection with certain tax obligations and liabilities under Singapore law, the Company withheld Mr. Langholz’s compensation for the month of October 2022 in an amount equal to $128,825. Mr. Langholz received the withheld funds in November 2022 after obtaining the required tax clearance in accordance with Singapore law. Additional details about Mr. Langholz’s compensation, including actual payments upon termination, is described in the section titled “Executive Compensation—Potential Payments Upon Termination—Termination of Chris Langholz” in this Proxy Statement.
With respect to Mr. Langholz’s compensation for the period during which he served as an executive officer in fiscal year 2022:
•Mr. Langholz’s base salary was $715,000 for fiscal year 2022. However, because he was not an executive officer of the Company as of the end of fiscal year 2022 due to his termination from his executive officer position effective as of August 26, 2022, the amount that Mr. Langholz actually received for the duration of his service as an executive officer was $655,417.
•As a result of Mr. Langholz’s termination from his executive officer position effective August 26, 2022, he was not eligible to receive any incentive payments or equity-based compensation for fiscal 2022 (including performance-based equity awards) due to his termination.
•Mr. Langholz also forfeited all of his outstanding unvested equity awards, including the performance stock award granted to him in fiscal year 2020 and scheduled to vest in November 2022, which vesting was subject to the Company’s achievement of three years’ cumulative financial performance and stock price performance relative to certain peers, with the last year being fiscal year 2022. Mr. Langholz’s outstanding vested stock options with an aggregate value of $61,844 on October 1, 2022 must be exercised by January 25, 2023 or they will expire.
Departure of Noelle O’Mara as Group President Prepared Foods
On and effective as of September 23, 2022, Noelle O’Mara departed from the role of Group President Prepared Foods of the Company. In accordance with the Release Agreement dated as of October 3, 2022 between the Company and Ms. O’Mara (the “Release Agreement”), Ms. O’Mara was entitled to continued compensation and benefits commensurate with being a salaried employee through November 30, 2022 but ceased to be an executive officer of the Company as of September 23, 2022. In accordance with the Release Agreement, in connection with her departure, Ms. O’Mara received (i) her full salary through the end of fiscal year 2022 (October 1, 2022), (ii) a full annual incentive payment for fiscal year 2022, (iii) vesting of certain outstanding equity awards in November 2022, (iv) a lump-sum payment of $187,500 and (v) a payment in an amount equal to 18 times the estimated monthly premium for COBRA continuation coverage for her elected level of coverage (approximately $6,190). Additional detail about Ms. O’Mara’s compensation, including actual payments upon departure from the Company, is described in the section titled “Executive Compensation—Potential Payments Upon Termination—Departure of Noelle O’Mara” in this Proxy Statement.
With respect to Ms. O’Mara’s compensation for the period during which she served as an executive officer in fiscal year 2022:
•Ms. O’Mara’s base salary was $750,000 for fiscal year 2022. Although she was not an executive officer of the Company at the end of fiscal year 2022 due to her departure from the role of Group President Prepared Foods and resignation as an executive officer effective as of September 23, 2022, pursuant to the Release Agreement, she still received her full base salary for fiscal year 2022.
•Ms. O’Mara also received an amount equal to the full amount of her fiscal year 2022 annual incentive payment. Ms. O’Mara’s eligibility at the target Adjusted Operating Income of $3.900 billion (100% of target annual incentive payment) was $825,000; her eligibility at target Adjusted Operating Income as a percentage of her base salary was 110%; and her maximum eligibility at 120% of target Adjusted Operating Income of $4.680 billion (200% of target annual incentive payment) was $1,650,000. Her actual annual incentive payment for fiscal year 2022 was $1,290,883.
•Ms. O’Mara also remained eligible to receive the full amount of her fiscal year 2022 equity-based compensation, including the performance stock award granted in fiscal year 2020 that vested in November 2022, which vesting was subject to the Company’s achievement of three years’ cumulative financial performance and stock price performance relative to certain peers, with the last year being fiscal year 2022. Following certification of the Company’s fiscal year 2022 performance and stock price performance relative to certain peers, the performance stock awarded to Ms. O’Mara in fiscal year 2020 vested based on the Company’s achievement of (i) three years’ (fiscal years 2020-2022) cumulative adjusted operating income of $12.224 billion where the three-year cumulative target was $10.240 billion and (ii) an rTSR percentile ranking among the Compensation Peer Group (the Company did not exceed the 30th percentile relative to the performance of its 14 peers in the Compensation Peer Group) during the performance period for purposes of this award in the following amounts: (i) based on the cumulative Adjusted Operating Income criterion, Ms. O’Mara vested in 8,205 shares of performance stock and (ii) based on the rTSR criterion, Ms. O’Mara did not vest in any shares of performance stock.
Transition of Stewart Glendinning from Executive Vice President and Chief Financial Officer to Group President Prepared Foods
On September 27, 2022, the Company announced that Mr. Glendinning, who has served as the Company’s Executive Vice President and Chief Financial Officer since February 2018, would transition from his duties as Executive Vice President and Chief Financial Officer, effective October 2, 2022, to take on the role of Group President Prepared Foods. The transition comes in connection with Ms. O’Mara’s departure as Group President Prepared Foods. Mr. Glendinning remains an executive officer of the Company and an officer for purposes of Section 16 of the Exchange Act. Mr. Glendinning’s transition to Group President Prepared Foods did not impact his compensation for fiscal year 2022.
Appointment of John R. Tyson as Chief Financial Officer
In connection with Mr. Glendinning’s transition from Executive Vice President and Chief Financial Officer to Group President Prepared Foods, the Company appointed John R. Tyson as the Company’s Executive Vice President and Chief Financial Officer, effective October 2, 2022. Prior to Mr. Tyson’s appointment to Chief Financial Officer, Mr. Tyson served as Executive Vice President, Strategy and Chief Sustainability Officer of the Company. Currently, Mr. Tyson maintains his responsibilities for corporate development, strategy and sustainability concurrently with his appointment as Chief Financial Officer. In connection with Mr. Tyson’s appointment as Executive Vice President and Chief Financial Officer, Mr. Tyson will receive, in fiscal year 2023, an increased base salary of $650,000 and an increase in his target annual incentive payment under the Company’s Annual Incentive Compensation Plan for Senior Executives from 90% to 110% of his annual base salary, with the actual annual incentive payment payable based on performance against certain pre-established Company-wide measures.

Appointment of Amy Tu as President, International and Chief Administrative Officer
On September 27, 2022, the Company announced that Ms. Tu had been named President, International and Chief Administrative Officer, effective October 2, 2022, expanding her current enterprise leadership role of Chief Legal Officer and Secretary, Global Governance and Corporate Affairs.
Employment Contracts and Executive Severance Plan
The Company maintained employment contracts with Messrs. Tyson and King during fiscal year 2022. A summary description of these contracts is provided below. NEOs, other than Messrs. Tyson and King are participants in the Company’s Executive Severance Plan (the “Executive Severance Plan”), as described below.
John H. Tyson. Mr. Tyson entered into an amended and restated employment contract with the Company on November 9, 2017, the terms of which were approved by the Compensation and Leadership Development Committee prior to execution. Mr. Tyson’s employment contract provides for, among other things, a minimum annual base salary $1,050,000, participation in the Company’s annual performance incentive payment program on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee, continued annual payments of $175,196 from his SERP account and participation in the Company’s benefit plans. Mr. Tyson is also entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year, use of Company security personnel consistent with past practice (the expense for which the Company estimates to be $80 per hour), security services of up to $50,000 annually and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and “gross up” any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The employment contract is for a perpetual term, subject to the Board of Directors’ right to terminate the contract at any time upon written notice to Mr. Tyson. Any such termination without cause is subject to the Company’s obligation to pay, in a lump sum, an amount equal to two years of his base salary and two times his target annual cash bonus, plus continued medical coverage for life. Such termination will also trigger vesting of Mr. Tyson’s equity awards that are outstanding as of the date of termination.
Donnie King. In connection with Mr. King’s appointment as President and CEO, he entered into an employment agreement (the “King Employment Agreement”) with the Company on June 1, 2021, effective as of June 2, 2021. The King Employment Agreement provides for, among other things, an annual base salary of $1,200,000 (which may be adjusted by the Company from time to time), participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation and Leadership Development Committee and participation in the Company’s benefit plans. In connection with Mr. King’s appointment, the Compensation and Leadership Development Committee approved an initial grant to Mr. King on June 2, 2021 of non-qualified stock options (the “Stock Option Award”) and an initial grant of restricted stock (the “Restricted Stock Award” and together with the Stock Option Award, the “Initial Equity Award”), each valued at approximately $750,000. The Stock Option Award has a three-year vesting schedule and a ten-year term, while the Restricted Stock Award vests in one tranche three years after June 2, 2021. The Initial Equity Award was valued based on the closing price of the Company’s Class A common stock on June 2, 2021.
The King Employment Agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will pay Mr. King an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 19 months. The King Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
Additionally, Mr. King is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. The Company generally provides a “gross-up” for tax purposes for the first ten hours of approved personal use of Company-owned aircraft unless otherwise provided in an individual’s employment agreement.
Executive Severance Plan
Messrs. Glendinning and Spradley, and Ms. Tu are participants in the Executive Severance Plan, which provides eligible employees with certain severance benefits. See the sections titled “Executive Compensation—Potential Payments Upon Termination—Termination of Chris Langholz” and “Executive Compensation—Potential Payments Upon Termination—Departure of Noelle O’Mara,” respectively, in this Proxy Statement for information with respect to payments made to Mr. Langholz and Ms. O’Mara in connection with their respective departures.
Upon a qualifying involuntary termination, the participating NEO will be eligible for (i) cash severance benefits equal to two times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (ii) COBRA reimbursements for up to two years of continued coverage. A qualifying involuntary termination includes termination of employment by the Company without cause or by the participating NEO for good reason. Upon a qualifying voluntary termination, the participating NEO will be eligible for (x) cash severance benefits equal to one times his or her annual base salary, payable in installments in accordance with the Company’s normal payroll schedule and (y) COBRA reimbursements for one year of continued coverage. A qualifying voluntary termination is a termination of employment by a participating NEO with at least five years of consecutive service with the Company who provides a qualifying 12-month prior notice to the Company of his or her election to terminate employment. In addition, participating NEOs in the Executive Severance Plan are also eligible to receive a payout under the Executive Severance Plan equal to the amount that they would have received under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year. For terminations that occur in the first through third quarters of the fiscal year, the payout will be equal to the NEO’s target opportunity under the annual incentive plan and prorated for the NEO’s service during the year. For terminations that occur in the fourth quarter of the fiscal year, any payout will be determined based on actual Company performance and prorated for the NEO’s service during the year.
An otherwise eligible employee is not eligible to participate in the Executive Severance Plan if he or she (i) has a written employment contract with the Company or any affiliate on his or her date of termination or (ii) is otherwise covered by any other plan or similar arrangement that addresses severance pay or any similar benefits, regardless of whether he or she receives any severance pay or benefits under such contract, plan or similar arrangement.
Severance information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
The Compensation and Leadership Development Committee believes that change in control benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation and Leadership Development Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than 30 days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of all accrued benefits for each participant under the SERP.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Change in control information is more particularly described in the section titled “Executive Compensation—Potential Payments Upon a Change in Control” in this Proxy Statement.
Accounting Considerations
The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 14 to our fiscal year 2022 audited financial statements included in our Form 10-K for the fiscal year ended October 1, 2022. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock and performance stock is ratably recognized over the vesting period.
Stock Ownership Requirements
The Company’s stock ownership requirements require senior officers, including the NEOs, and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interests of the Company’s directors and senior officers and the interests of its shareholders and are periodically reviewed by the Company’s compensation consultant.
The requirements set forth the minimum number of shares of Company stock a director and certain officers must own. Participants’ holdings are reviewed by the Company annually. Each officer subject to the requirements has five years from the effective date of his or her appointment to a role with share ownership requirements to achieve the applicable level of ownership. Each Director has five years from his or her initial election as director to achieve the required share ownership level.
For officers, the levels are based on a multiple of the officer’s salary. The Chief Executive Officer’s current ownership level is six times annual salary, the President’s current ownership level is five times annual salary and the remaining NEOs’ levels are currently two times annual salary. For directors, the level is four times the annual cash retainer (exclusive of any retainer amounts attributable to positions of Lead Independent Director or committee chairs). As of December 12, 2022, all NEOs and directors complied with the stock ownership requirements or were on track to comply within the five-year period.

Policy on Hedging and Pledging
The Company’s Securities Trading Policy (the “Securities Trading Policy”) prohibits all directors, officers (including all NEOs), and all employees with regular and routine access to material non-public information from engaging in any hedging transactions with respect to Company securities. The Securities Trading Policy also prohibits all senior officers (including all NEOs) and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan without prior approval from the Chief Legal Officer or a designee.
Clawback Policy
To promote the highest level of financial integrity and ethical behavior, and to discourage excessive risk-taking, the Compensation and Leadership Development Committee and the Board have adopted a Clawback Policy (the “Clawback Policy”), allowing the Company to recoup certain incentive-based compensation in the event of a financial restatement of our financial statements or specific acts of improper conduct (as described below). Specifically, any performance-based compensation granted on or after October 3, 2021, including stock incentive plan compensation and annual incentive plan compensation, is subject to recoupment in the event of a financial restatement (with certain exceptions as set forth in the Clawback Policy) or the employee engaging in fraud, willful misconduct or certain other acts that causes reputational or financial harm to the Company, as described in the Clawback Policy. In the event of a financial restatement, any ELT member or Section 16 officer of the Company would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that the Compensation and Leadership Development Committee determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. In the event of fraud, willful misconduct or certain other improper conduct—including violation of an employment agreement or Company policy (including the Code of Conduct), disclosing confidential information or trade secrets, or violating any non-solicitation or non-competition covenant—the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid with respect to the portion of a three-year lookback period that precedes the earliest known act or occurrence of such improper conduct.
Risk Considerations in Our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we seek to mitigate short-term risks that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s long-term incentive equity-based performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such long-term equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, which are designed to strengthen the alignment between the interests of our Board of Directors and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.
REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022.
Compensation and Leadership Development Committee

Cheryl S. Miller, Chair
Maria Claudia Borras
David J. Bronczek
Jeffrey K. Schomburger

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2022
The table below summarizes the compensation for our NEOs during fiscal year 2022 and, where required by applicable SEC disclosure rules, fiscal years 2021 and 2020.

Name and Principal Position During Fiscal Year 2022	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John H. Tyson, Chairman of the Board	2022	1,212,000	0	4,659,643	1,500,015	2,829,240	0	1,832,573	12,033,471
	2021	1,212,000	0	5,580,000	1,500,000	3,600,000	0	1,849,940	13,741,940
	2020	1,229,769	0	5,053,240	1,500,003	1,761,792	0	1,674,485	11,219,289

Donnie King, President and Chief Executive Officer	2022	1,296,615	0	5,125,607	1,650,008	3,432,569	0	509,698	12,014,497
	2021	980,462	0	3,669,000	1,425,000	2,679,698	0	245,284	8,999,444
	2020	895,154	0	3,773,958	675,009	1,105,000	111,659	153,083	6,713,863

Stewart Glendinning, Executive Vice President and Chief Financial Officer	2022	787,000	0	1,553,214	500,016	1,339,960	0	258,311	4,438,501
	2021	787,000	0	2,025,000	500,000	1,705,000	0	221,803	5,238,803
	2020	817,269	0	1,600,193	475,012	852,500	15,175	151,864	3,912,013

Scott Spradley, Executive Vice President, Chief Technology & Automation Officer	2022	696,615	0	1,553,214	500,016	1,121,678	0	191,546	4,063,069

Amy Tu, Executive Vice President, Chief Legal Officer and Secretary	2022	750,462	0	2,125,483	561,260	1,276,785	0	268,277	4,982,267
	2021	683,154	0	1,890,000	475,000	1,476,500	0	205,428	4,730,082

Chris Langholz, Former President International	2022	727,000	0	1,553,214	500,016	0	0	1,625,014	4,405,244
	2021	642,819	0	1,575,000	400,000	1,388,800	0	1,282,732	5,289,351
	2020	580,956	0	6,763,310	375,005	608,446	0	526,832	8,854,549

Noelle O’Mara, Former Group President Prepared Foods	2022	758,615	0	1,786,197	575,013	1,290,883	0	231,253	4,641,961

_______________________________
(1)The amounts included in these columns are the aggregate grant date fair values for performance stock, restricted stock with performance criteria, restricted stock, restricted stock units and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For performance stock with market performance criteria, the grant date fair value was calculated using a Monte Carlo simulation based on the probable outcome of the performance condition as of the grant date. For performance stock without market performance criteria, restricted stock with performance criteria, restricted stock and restricted stock units, the grant date fair value was calculated based on the closing market price of our Class A Common Stock on the grant date. For option awards, the grant date fair value was calculated using a binomial lattice model with a Monte Carlo simulation. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2022. Recipients do not realize the value of equity-based awards until the awards vest (or are exercised in the case of stock options). The actual value that a recipient will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards. The grant date fair values of the performance stock and restricted stock with performance criteria reflect target payout (which for restricted stock with performance criteria is also maximum payout). The number of shares of performance stock and restricted stock with performance criteria that vest, if any, depends on the specified level of performance achieved with respect to the performance measures tied to these awards. The table below shows the grant date fair values of the performance stock awards granted to each NEO during fiscal year 2022 at the target payout and the maximum payout that would result if the highest levels of performance goals are achieved. Description of the performance stock granted in fiscal year 2022 is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” in this Proxy Statement.

	Grant Date Fair Value of Performance Stock Awards ($)
Name	Target Payout	Maximum Payout
John H. Tyson	3,159,643	6,000,000
Donnie King	3,475,607	6,600,000
Stewart Glendinning	1,053,214	2,000,000
Scott Spradley	1,053,214	2,000,000
Amy Tu	1,182,233	2,245,000
Chris Langholz	1,053,214	2,000,000
Noelle O’Mara	1,211,197	2,300,000

(2)Amounts reflected in this column are cash payments made pursuant to the Executive Incentive Plan. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
(3)For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement. Mr. King participated in the SERP prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation. Mr. Tyson and Mr. King are currently receiving distributions under the SERP. Mr. Langholz was ineligible to participate in the SERP because it was frozen prior to his joining the Company. Ms. O’Mara was ineligible to participate in the SERP because she was not in an eligible position at the time of hire and because by the time she was promoted into an eligible position, the SERP had been frozen.
(4)The amounts reflected in this column for fiscal year 2022 represent the sum of all other compensation and perquisites received by the NEOs from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)	Executive Basic Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Perquisites ($)(b)
John H. Tyson	2022	61,196	0	0	310,139	12,200	1,449,038	(c)
Donnie King	2022	28,639	5,371	32,115	352,665	12,200	110,823	(d)
Stewart Glendinning	2022	16,325	3,235	0	156,997	12,200	69,554	(e)
Scott Spradley	2022	10,768	2,868	17,115	87,436	12,200	78,274	(f)
Amy Tu	2022	12,399	3,089	15,144	149,020	12,200	91,569	(g)
Chris Langholz	2022	1,079	2,952	17,875	45,000	12,200	1,563,783	(h)
Noelle O’Mara	2022	4,943	3,118	0	150,800	12,200	60,192	(i)
_______________________________
(a)Included in these amounts are Company contributions to the applicable NEOs pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2022, though attributable to performance in fiscal year 2022, as follows: Mr. Tyson - $226,339; Mr. King - $274,606; Mr. Glendinning - $107,197; Mr. Spradley - $44,867; Ms. Tu - $102,143; Mr. Langholz - $0; and Ms. O’Mara - $103,271 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2022” under the heading “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2021 but paid in fiscal year 2022, as those awards were previously reported as fiscal year 2021 compensation.
(b)The amounts in this column include premiums paid by the Company for a long-term disability insurance policy for each NEO. The values expressed for personal use of Company-owned aircraft in footnotes (c) through (i), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. Tyson’s and Mr. King’s personal use of Company-owned aircraft is permitted under their respective employment contracts, and the other NEOs’ personal use of Company-owned aircraft is at the CEO’s discretion, subject to an overall limit established by the Compensation and Leadership Development Committee. In each case, the executives’ use must comply with the Company’s aircraft policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.
(c)This amount includes $1,445,745 for personal use of Company-owned aircraft and amounts for cellular devices and event tickets.
(d)This amount includes $73,748 for personal use of Company-owned aircraft and an amount for an executive physical.

(e)This amount includes $64,017 for personal use of Company-owned aircraft, an amount for donation matching and an amount for an executive physical.
(f)This amount includes $59,635 for personal use of Company-owned aircraft.
(g)This amount includes $72,571 for personal use of Company-owned aircraft and an amount for an executive physical.
(h)As a result of Mr. Langholz working from Singapore, he received certain expatriate benefits including a tax equalization credit of $156,000, tax equalization payments totaling $1,577,850, a transportation allowance of $27,600, a housing allowance of $223,372, a cost of living allowance of $88,267, an amount for dependent education allowance, an amount for tax preparation fees, an amount for personal use of Company-owned aircraft and an amount for an executive physical.
(i)This amount includes $54,179 for personal use of Company-owned aircraft and an amount for an executive physical.
Grants of Plan-Based Awards During Fiscal Year 2022
The table below provides information on equity- and cash-based performance awards granted to each of the Company’s NEOs during fiscal year 2022. The equity-based awards were granted under the Stock Incentive Plan. The cash-based performance awards were granted under the Executive Incentive Plan. More information on plan-based awards is provided in the section titled “Compensation Discussion and Analysis—Elements of Compensation” in this Proxy Statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
John H. Tyson	11/23/2021	11/10/2021	900,000	1,800,000	3,600,000
	11/19/2021	11/10/2021				18,402	36,805	73,610				3,159,643
	11/19/2021	11/10/2021							18,403			1,500,000
	11/19/2021	11/10/2021								90,745	81.51	1,500,015
Donnie King	11/23/2021	11/10/2021	1,105,000	2,210,000	4,420,000
	11/19/2021	11/10/2021				20,242	40,485	80,971				3,475,607
	11/19/2021	11/10/2021							20,243			1,650,000
	11/19/2021	11/10/2021								99,819	81.51	1,650,008
Stewart Glendinning	11/23/2021	11/13/2021	426,250	852,500	1,705,000
	11/19/2021	11/13/2021				6,134	12,268	24,536				1,053,214
	11/19/2021	11/13/2021							6,134			500,000
	11/19/2021	11/13/2021								30,249	81.51	500,016
Scott Spradley	11/23/2021	11/13/2021	385,000	770,000	1,540,000
	11/19/2021	11/13/2021				6,134	12,268	24,536				1,053,214
	11/19/2021	11/13/2021							6,134			500,000
	11/19/2021	11/13/2021								30,249	81.51	500,016
Amy Tu	11/23/2021	11/13/2021	412,500	825,000	1,650,000
	11/19/2021	11/13/2021				6,885	13,771	27,542				1,182,233
	11/19/2021	11/13/2021							6,885			561,250
	11/19/2021	11/13/2021								33,954	81.51	561,260
	2/11/2022	2/2/2022							3,898			382,000
Chris Langholz	11/23/2021	11/13/2021	393,250	786,500	1,573,000
	11/19/2021	11/13/2021				6,134	12,268	24,536				1,053,214
	11/19/2021	11/13/2021							6,134			500,000
	11/19/2021	11/13/2021								30,249	81.51	500,016
Noelle O’Mara	11/23/2021	11/13/2021	412,500	825,000	1,650,000
	11/19/2021	11/13/2021				7,054	14,108	28,217				1,211,197
	11/19/2021	11/13/2021							7,054			575,000
	11/19/2021	11/13/2021								34,786	81.51	575,013

_______________________________
(1)The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2022 under the Executive Incentive Plan based on the NEO’s salary on October 1, 2022. The amounts paid to each NEO pursuant to this plan for fiscal year 2022 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Year 2022” in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Payments” in this Proxy Statement.
(2)The amounts in these columns represent (i) the threshold, target and maximum number of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards granted, and (ii) the number of shares of restricted stock. The vesting terms of the performance stock include the achievement of a three-year cumulative Adjusted Operating Income target, a favorable relative total shareholder return comparison with the Compensation Peer Group and the achievement of certain Company ROIC metrics over a three-year period (the ROIC criterion only applies to those shares of performance stock granted in fiscal year 2022). The vesting terms of the restricted stock are based on the NEOs’ continued employment through the vesting date of November 19, 2024. For a more detailed discussion, see the sections titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Compensation—Restricted Stock” in this Proxy Statement. As described in the section titled “Executive Compensation—Potential Payments Upon Termination—Termination of Chris Langholz” in this Proxy Statement, Mr. Langholz was terminated from his executive officer role at the Company effective as of August 26, 2022, resulting in, among other things, the forfeiture of his annual incentive payment for fiscal year 2022.
(3)The amounts in this column represent non-qualified stock options that expire on November 19, 2031. These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years. As described in the section titled “Executive Compensation—Potential Payments Upon Termination—Termination of Chris Langholz” in this Proxy Statement, Mr. Langholz was terminated from his executive officer role at the Company effective as of August 26, 2022, resulting in, among other things, the forfeiture of all unvested stock options. In addition, as described in the section titled “Executive Compensation—Potential Payments Upon Termination—Departure of Noelle O’Mara” in this Proxy Statement, Ms. O’Mara departed from her executive officer role at the Company effective as of September 23, 2022, resulting in, among other things, the vesting of the stock options set forth in that section.
(4)Pursuant to the terms of the Stock Incentive Plan, the exercise price for all options listed in this column is the closing price of our Class A Common Stock on the grant date.
(5)For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote (1) to the “Summary Compensation Table for Fiscal Year 2022” in this Proxy Statement.
Outstanding Equity Awards at 2022 Fiscal Year-End
The table below provides information on the stock option, restricted stock, restricted stock units and performance stock awards held by each of the Company’s NEOs as of October 1, 2022.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John H. Tyson	11/22/2013	160,600	0		31.82	11/22/2023
	11/21/2014	231,239	0		42.26	11/21/2024
	11/30/2015	109,202	0		50.00	11/30/2025
	11/28/2016	93,334	0		58.34	11/28/2026
	11/17/2017	71,997	0		77.97	11/17/2027
	11/19/2018	127,754	0		59.42	11/19/2028
	11/18/2019	59,667	29,832	(2)	89.98	11/18/2029
	11/18/2019						17,922	(3)	1,181,597
	11/18/2019						32,822	(4)	2,163,954
	11/20/2020	44,683	89,365	(5)	60.74	11/20/2030
	11/20/2020									98,781	(6)	6,512,631
	11/20/2020						9,310	(7)	613,808
	11/19/2021	0	90,745	(8)	81.51	11/19/2031
	11/19/2021						18,821	(9)	1,240,869
	11/19/2021									73,610	(10)	4,853,107

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donnie King	11/18/2019	26,851	13,424	(2)	89.98	11/18/2029
	11/18/2019						8,065	(3)	531,725
	11/18/2019						14,770	(4)	973,786
	11/20/2020	20,108	40,214	(5)	60.74	11/20/2030
	11/20/2020						11,639	(11)	767,359
	11/20/2020									44,451	(6)	2,930,654
	11/20/2020						5,862	(7)	386,482
	05/14/2021						2,756	(12)	181,703
	06/02/2021	16,909	33,816	(13)	80.27	06/02/2031
	06/02/2021						9,612	(14)	633,719
	11/19/2021	0	99,819	(8)	81.51	11/19/2031
	11/19/2021						20,703	(15)	1,364,949
	11/19/2021									80,971	(10)	5,338,418
Stewart Glendinning	12/15/2017	15,270	0		81.28	12/15/2027
	12/15/2017	37,774	0		81.28	12/15/2027
	11/19/2018	41,851	0		59.42	11/19/2028
	11/18/2019	18,895	9,447	(2)	89.98	11/18/2029
	11/18/2019						5,675	(3)	374,153
	11/18/2019						10,393	(4)	685,210
	11/20/2020	14,895	29,788	(5)	60.74	11/20/2030
	11/20/2020						8,621	(11)	568,383
	11/20/2020									32,927	(6)	2,170,877
	11/20/2020						4,526	(7)	298,399
	11/19/2021	0	30,249	(8)	81.51	11/19/2031
	11/19/2021						6,274	(15)	413,645
	11/19/2021									24,536	(10)	1,617,658
Scott Spradley	11/17/2017	16,457	0		77.97	11/17/2027
	11/19/2018	28,635	0		59.42	11/19/2028
	11/18/2019	12,929	6,463	(2)	89.98	11/18/2029
	11/18/2019						3,883	(3)	256,006
	11/18/2019						7,111	(4)	468,828
	11/20/2020	11,171	22,341	(5)	60.74	11/20/2030
	11/20/2020						6,466	(11)	426,303
	11/20/2020									24,695	(6)	1,628,141
	11/20/2020						3,319	(7)	218,822
	11/19/2021	0	30,249	(8)	81.51	11/19/2031
	11/19/2021						6,274	(15)	413,645
	11/19/2021									24,536	(10)	1,617,658
Amy Tu	12/15/2017	15,271	0		81.28	12/15/2027
	11/19/2018	30,838	0		59.42	11/19/2028
	11/18/2019	16,906	8,452	(2)	89.98	11/18/2029
	11/18/2019						5,078	(3)	334,793
	11/18/2019						9,299	(4)	613,083
	11/20/2020	14,150	28,299	(5)	60.74	11/20/2030
	11/20/2020						8,190	(11)	539,967
	11/20/2020									31,280	(6)	2,062,290
	11/20/2020						4,008	(7)	264,247
	11/19/2021	0	33,954	(8)	81.51	11/19/2031
	11/19/2021						7,042	(15)	464,279
	11/19/2021									27,542	(10)	1,815,844
	02/11/2022						3,966	(15)	261,478

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Chris Langholz	11/18/2019	14,917	7,458	(16)	89.98	11/18/2029
	11/18/2019									4,481	(16)	295,432
	11/18/2019									16,670	(16)	1,099,053
	11/20/2020	11,916	23,830	(16)	60.74	11/20/2030
	11/20/2020						6,897	(16)	454,719
	11/20/2020									26,341	(16)	1,736,662
	11/20/2020						3,233	(16)	213,152
	11/19/2021	0	30,249	(16)	81.51	11/19/2031
	11/19/2021						6,274	(16)	413,645
	11/19/2021									24,536	(16)	1,617,658
Noelle O’Mara	11/28/2016	2,515	0	(17)	58.34	11/28/2026
	11/17/2017	4,115	0	(17)	77.97	11/17/2027
	11/19/2018	6,608	0	(18)	59.42	11/19/2028
	11/18/2019	14,917	7,458	(19)	89.98	11/18/2029
	11/18/2019						6,057	(3)	399,338
	11/18/2019						8,205	(4)	540,956
	11/20/2020	12,661	25,319	(19)	60.74	11/20/2030
	11/20/2020						7,328	(19)	483,135
	11/20/2020									27,988	(19)	1,845,249
	11/20/2020						3,793	(7)	250,072
	11/19/2021	0	34,786	(19)	81.51	11/19/2031
	11/19/2021						7,215	(19)	475,685
	11/19/2021									28,217	(19)	1,860,347
_______________________________
The footnotes below are applicable to more than one executive where noted.
(1)The amounts listed in this column reflect a share price of $65.93, the closing price of our shares on the NYSE on September 30, 2022, the last trading day of our 2022 fiscal year.
(2)These options vested and became exercisable on November 18, 2022.
(3)This represents an award of restricted stock with performance criteria that vested on November 18, 2022, resulting from the satisfaction of the applicable performance criterion for the 2020-2022 fiscal years. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(4)This represents an award of performance stock that vested on November 18, 2022, with any vesting determined based on the satisfaction of the following performance criteria: (a) cumulative Adjusted Operating Income target of $10.240 billion for the 2020-2022 fiscal years and (b) a favorable comparison of the Company’s Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2020-2022 fiscal years. Based on the actual level of performance, this award vested at 196.89% of the target award with respect to the cumulative adjusted operating income criterion and 0% with respect to the stock price comparison criterion.
(5)One-half of these options vested and became exercisable on November 20, 2022 and the remaining options are scheduled to vest and become exercisable on November 20, 2023.
(6)This represents an award of performance stock that vests on November 20, 2023, subject to the achievement of a three-year cumulative adjusted Operating Income target and favorable comparison of the Company’s relative total shareholder return to a predetermined peer group of publicly traded companies over the 2021-2023 fiscal years. The number of shares reported is based on the maximum potential payout.
(7)This represents an award of RSUs that vested in two annual installments based on the NEO’s continued employment through the applicable vesting date. These RSUs vested on November 20, 2022. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(8)One-third of these options vested and became exercisable on November 19, 2022. One-half of the remaining options are scheduled to vest and become exercisable on November 19, 2023, and the remaining options are scheduled to vest and become exercisable on November 19, 2024.
(9)This represents an award of restricted stock that vested on November 19, 2022. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(10)This represents an award of performance stock that vests on November 19, 2024, subject to the achievement of a three-year cumulative adjusted Operating Income target, a comparison of the relative total shareholder return to a predetermined peer group of publicly traded companies and achievement of a ROIC metric over the 2022-2024 fiscal years. The number of shares reported is based on the maximum potential payout.

(11)This represents an award of restricted stock that vests on November 20, 2023 based on the NEO’s continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(12)This represents an award of restricted stock that vests on May 14, 2024 based on the continued employment of Mr. King through the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(13)One-third of these options vested and became exercisable on June 2, 2022. One-half of the remaining options are scheduled to vest and become exercisable on June 2, 2023, and the remaining options are scheduled to vest and become exercisable on June 2, 2024.
(14)This represents an award of restricted stock that vests on January 26, 2024 based on the continued employment of Mr. King through the vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(15)This represents an award of restricted stock that vests on November 19, 2024 based on the NEO’s continued employment through the applicable vesting date. The amount includes shares accrued under the Company’s dividend reinvestment plan.
(16)As described in the section titled “Compensation Discussion and Analysis—Executive Transitions” in this Proxy Statement, Mr. Langholz was terminated as Group President International of the Company, effective as of August 26, 2022. In connection with Mr. Langholz’s termination, he forfeited his performance-based equity awards for fiscal year 2022 and all of his outstanding unvested equity awards. His outstanding vested stock options with an aggregate value of $61,844 on October 1, 2022 must be exercised by January 25, 2023 or they will expire.
(17)These options must be exercised by November 30, 2023 or they will expire.
(18)These options must be exercised by November 30, 2025 or they will expire.
(19)As described in the section titled “Compensation Discussion and Analysis—Executive Transitions” in this Proxy Statement, Ms. O’Mara departed from the role of Group President Prepared Foods of the Company, effective September 23, 2022. In connection with her departure, Ms. O’Mara received (i) vesting of her remaining outstanding restricted stock units on their regular vesting schedule with an aggregate value of $250,072 on October 1, 2022 (see footnote 7); (ii) vesting of her remaining outstanding unvested restricted stock with performance criteria on its regular vesting schedule with an aggregate value of $399,338 on October 1, 2022 (see footnote 3); (iii) accelerated pro rata vesting of her remaining outstanding restricted stock with an aggregate value of $489,662 on October 1, 2022; (iv) pro-rata vesting of her remaining outstanding unvested stock options with an aggregate value of $259,223 on October 1, 2022, which must be exercised by November 30, 2025 or they will expire; (v) vesting of her remaining outstanding unvested performance stock granted on November 18, 2019 on its regular vesting schedule with an aggregate value of $540,956 on October 1, 2022 (see footnote 4); and (viii) accelerated pro rata vesting of her outstanding unvested performance stock awards granted in November 2020 and November 2021 based on final company performance and actual payout level with an aggregate value of $942,601, based on our stock price on October 1, 2022.

Option Exercises and Stock Vested During Fiscal Year 2022
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2022 by the listed NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John H. Tyson	160,600	10,532,178	25,289	(1)	2,061,340	(2)
			9,104	(3)	742,082	(2)
			26,205	(4)	2,145,688	(5)
			54,942	(6)	4,498,680	(5)
			140	(7)	12,054	(8)
Donnie King			17,524	(9)	1,446,821	(10)
			5,732	(3)	467,237	(2)
			60,080	(11)	5,887,239	(12)
			4,809	(13)	442,914	(14)
Stewart Glendinning			4,425	(3)	360,734	(2)
			8,584	(4)	702,898	(5)
			17,998	(6)	1,473,706	(5)
			45	(7)	3,949	(8)
Scott Spradley			3,245	(3)	264,539	(2)
			5,873	(4)	480,930	(5)
			12,314	(6)	1,008,325	(5)
			31	(7)	2,702	(8)
Amy Tu			17,524	(9)	1,446,821	(10)
			3,919	(3)	319,508	(2)
			6,325	(4)	517,925	(5)
			13,261	(6)	1,085,888	(5)
			33	(7)	2,910	(8)
			1,330	(13)	122,482	(14)
Chris Langholz			51,405	(9)	4,244,009	(10)
			3,161	(3)	257,668	(2)
Noelle O’Mara			1,355	(1)	110,482	(2)
			3,709	(3)	302,330	(2)
			2,841	(6)	232,690	(5)
			1,330	(15)	122,482	(14)
_______________________________
(1)Represents previously awarded restricted stock that vested on November 19, 2021.
(2)The value is based on our stock price of $81.51 on November 19, 2021.
(3)Represents previously awarded restricted stock units that vested on November 19, 2021.
(4)Represents previously awarded restricted stock with performance criteria that vested on November 29, 2021.
(5)The value is based on our stock price of $81.88 on November 29, 2021.
(6)Represents previously awarded performance stock that vested on November 29, 2021.
(7)Represents shares received under the Company’s dividend reinvestment plan in connection with a previously awarded restricted with performance criteria grant that originally vested on November 29, 2021.
(8)The value is based on our stock price of $85.88 on December 15, 2021.
(9)Represents previously awarded restricted stock with performance criteria that vested on November 18, 2021.
(10)The value is based on our stock price of $82.56 on November 18, 2021.
(11)Represents previously awarded restricted stock with performance criteria that vested on February 11, 2022.
(12)The value is based on our stock price of $97.99 on February 11, 2022.
(13)Represents previously awarded restricted stock with performance criteria that vested on May 10, 2022.
(14)The value is based on our stock price of $92.09 on May 10, 2022.
(15)Represents previously awarded restricted stock that vested on May 10, 2022.

Pension Benefits
The SERP is a non-qualified deferred compensation plan that provides a retirement benefit to certain officers of the Company, including certain of the NEOs. It also provides life insurance protection for certain officers. The retirement benefit is a “single life” or a “Joint and 50% to Survivor” annuity. In fiscal year 2018, the Compensation and Leadership Development Committee elected to suspend new participation and vest benefits for all existing participants in the SERP as of December 31, 2018. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for his or her final five years of service multiplied by his or her years of creditable service (the “normal retirement allowance”). “Creditable service” is the number of years and months that the participant has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and grade level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five-year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014, with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male non-smoker rate. The Compensation and Leadership Development Committee has the discretion to grant early retirement benefits under the plan.
If a Company-employed participant was in the SERP as of July 1, 2014, and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. Mr. Tyson no longer participates in the life insurance portion of the SERP in connection with his becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving benefits under the SERP. Mr. King participated in the SERP, including the life insurance portion, prior to his retirement in 2017, but when he rejoined the Company in January 2019, the SERP was frozen and he was, therefore, ineligible to resume participation, including with respect to the life insurance portion. Mr. King is currently receiving benefits under the SERP. When Messrs. Glendinning and Spradley, and Ms. Tu began participating in the SERP, the life insurance feature was no longer offered. Mr. Langholz was ineligible to participate in the SERP because it was frozen prior to his joining the Company. Ms. O’Mara was ineligible to participate in the SERP because she was not in an eligible position at the time of hire and by the time she was promoted into an eligible position, the SERP had been frozen.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under the SERP as of October 1, 2022.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John H. Tyson	Tyson Foods, Inc. SERP	15.75	3,818,326	175,196
Donnie King(3)	Tyson Foods, Inc. SERP	18.50	3,741,037	268,799
Stewart Glendinning	Tyson Foods, Inc. SERP	1.00	127,703
Scott Spradley	Tyson Foods, Inc. SERP	1.50	172,620
Amy Tu	Tyson Foods, Inc. SERP	1.00	82,155
_______________________________
(1)The plan considers only creditable service, as more fully described above. The NEOs’ actual years of service are as follows: Mr. Tyson - 50 years; Mr. King - 35 years prior to his 2017 retirement plus 3 years after he rejoined the Company on January 22, 2019; Mr. Glendinning - 5 years; Mr. Spradley - 5 years; and Ms. Tu - 5 years.
(2)The present value of these benefits is based on the following assumptions:

SERP Assumptions

	As of October 2, 2021	As of October 1, 2022
Discount Rate	2.87%	5.46%
Mortality Table for Annuities	PRI-2012 mortality tables with MP-2020 generational improvement for males and females with white collar adjustment	PRI-2012 mortality tables with MP-2021 generational improvement for males and females with white collar adjustment
(3)Mr. King’s SERP benefits are the result of his employment by the Company prior to his 2017 retirement.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below:
SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000
Nonqualified Deferred Compensation for Fiscal Year 2022
The table below provides information on benefits available to the NEOs for fiscal year 2022 under the Executive Savings Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)(5)
John H. Tyson	Executive Savings Plan	187,616	310,139	(969,406)	1,985,090	5,337,643
Donnie King	Executive Savings Plan	204,128	352,665	(62,583)	0	802,468
Stewart Glendinning	Executive Savings Plan	710,220	156,997	(336,845)	116,502	2,395,226
Scott Spradley	Executive Savings Plan	7,308	87,436	(98,437)	0	512,378
Amy Tu	Executive Savings Plan	169,794	149,020	(111,509)	0	762,288
Chris Langholz	Executive Savings Plan	172,792	45,000	(400,582)	0	1,611,323
Noelle O’Mara	Executive Savings Plan	666,907	150,800	(303,883)	0	2,059,501
_______________________________
(1)As further detailed in the narrative below, all NEOs may participate in the Executive Savings Plan.
(2)Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Year 2022” in this Proxy Statement. The amounts in this column include post-fiscal year 2022 contributions made from the NEOs’ non-equity incentive plan compensation attributable to fiscal year 2022 performance as follows: Mr. Tyson - $141,462; Mr. King - $171,628; Mr. Glendinning - $669,980; Mr. Spradley - $0; Ms. Tu - $127,679; Mr. Langholz - $0; and Ms. O’Mara - $645,442.
(3)Included in these amounts are Company contributions to the applicable NEOs and pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2022, though attributable to performance in fiscal year 2022, as follows: Mr. Tyson - $226,339; Mr. King - $274,606; Mr. Glendinning - $107,197; Mr. Spradley - $44,867; Ms. Tu - $102,143; Mr. Langholz - $0 and Ms. O’Mara - $103,271. A description of the Executive Savings Plan is provided in the section titled “Compensation Discussion and Analysis—Financial, Retirement and Welfare Benefit Plans” in this Proxy Statement, as well as below under the heading “Executive Savings Plan.”
(4)The amounts in this column include post-fiscal year 2022 executive contributions and Company contributions as described in footnotes (2) and (3) above.

(5)In addition to the amounts described in footnotes (2) and (3) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company’s Summary Compensation Tables in previous years:

Name	Amount ($)
John H. Tyson	3,453,553
Donnie King	741,937
Stewart Glendinning	2,569,893
Scott Spradley	198,851
Amy Tu	654,522
Chris Langholz	1,917,706
Noelle O’Mara	817,707
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company and is intended to provide participants the opportunity to defer up to 60% of their salaries in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan) and 100% of cash performance incentive payments. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of eligible pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. In addition, NEOs and certain other participants receive a non-elective Company contribution equal to 4% of their base salary and annual incentive plan payment. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from a notional investment based on the investment options available under the Retirement Savings Plan.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005, and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.
Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a non-qualified deferred compensation plan originally maintained by IBP, inc. (“IBP”). The Retirement Income Plan is currently frozen, meaning that no further contributions can be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.
The assets of the Retirement Income Plan, including NEOs’ deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan. As of the end of fiscal year 2021, none of our NEOs participated in the Retirement Income Plan.
Potential Payments Upon Termination
Termination of Chris Langholz
As described in the section titled “Compensation Discussion and Analysis—Executive Transitions” in this Proxy Statement, Mr. Langholz was terminated as Group President International of the Company, effective as of August 26, 2022. In connection with Mr. Langholz’s termination, he forfeited his annual incentive payment for fiscal year 2022, his performance-based equity awards for fiscal year 2022 and all of his outstanding unvested equity awards. His outstanding vested stock options with an aggregate value of $61,844 on October 1, 2022 must be exercised by January 25, 2023 or they will expire. Pursuant to an Expiration of Expatriation Agreement and Termination of Employment Letter from the Company to Mr. Langholz dated August 26, 2022, Mr. Langholz was entitled to continued compensation and benefits commensurate with being a salaried employee at the Company until October 27, 2022 but ceased to be an executive officer of the Company as of August 26, 2022. In connection with his employment between August 27, 2022 and his departure from the Company on October 27, 2022, he received: (i) a base salary of $113,492; (ii) certain expatriate funds of $63,069; (iii) a tax equalization credit of $26,000 and (iv) other compensation in an aggregate amount of $6,450. In accordance with the Expatriation Assignment Offer and Agreement dated September 27, 2019 between the Company and Mr. Langholz, in connection with his departure, Mr. Langholz is entitled to certain repatriation benefits under the Company’s Global Relocation Policy. There were no payments made in fiscal year 2022 for such repatriation benefits. We expect that any such payments will be made in fiscal year 2023 pending the finalization of Mr. Langholz’s relocation back to the United States, but the amounts of such payments are not yet known or able to be reasonably estimated. Furthermore, in connection with his departure and in accordance with Company policy, Mr. Langholz received a payout for accrued but unused vacation time in an aggregate amount of $55,000. In connection with certain tax obligations and liabilities under Singapore law, the Company withheld Mr. Langholz’s compensation for the month of October 2022 in an amount equal to $128,825. Mr. Langholz received the withheld funds in November 2022 after obtaining the required tax clearance in accordance with Singapore law.
Departure of Noelle O’Mara
As described in the section titled “Compensation Discussion and Analysis—Executive Transitions” in this Proxy Statement, Ms. O’Mara departed from the role of Group President Prepared Foods of the Company, effective September 23, 2022. In accordance with the Release Agreement, in connection with her departure, Ms. O’Mara received (i) her full salary through the end of fiscal year 2022 (October 1, 2022); (ii) a full annual incentive payment for fiscal year 2022 based on actual Company performance, which was paid in in the amount of $1,290,883; (iii) vesting of her remaining outstanding restricted stock units on their regular vesting schedule with an aggregate value of $250,072 on October 1, 2022; (iv) vesting of her remaining outstanding unvested restricted stock with performance criteria on its regular vesting schedule with an aggregate value of $399,338 on October 1, 2022; (v) accelerated pro rata vesting of her remaining outstanding restricted stock with an aggregate value of $489,662 on October 1, 2022; (vi) pro rata vesting of her remaining outstanding unvested stock options with an aggregate value of $259,223 on October 1, 2022; (vii) vesting of her remaining outstanding unvested performance stock granted on November 18, 2019 on its regular vesting schedule with an aggregate value of $540,956 on October 1, 2022; and (viii) accelerated pro rata vesting of her outstanding unvested performance stock awards granted in November 2020 and November 2021 based on final company performance and actual payout level with an aggregate value of $942,601, based on our stock price of $65.93 on September 30, 2022. Additionally, Ms. O’Mara was entitled to continued compensation and benefits commensurate with being a salaried employee through November 30, 2022 but ceased to be an executive officer of the Company as of September 23, 2022. In connection with her employment between September 23, 2022 and her departure from the Company on November 30, 2022, Ms. O’Mara received: (i) a base salary of $144,231 and (ii) customary employee benefits with an aggregate value of $105,871. In accordance with the Release Agreement, in connection with her departure, Ms. O’Mara also received (i) a lump-sum payment of $187,500 and (ii) a payment in an amount equal to 18 times the estimated monthly premium for COBRA continuation coverage for her elected level of coverage (approximately $6,190).
Other NEOs’ Severance Terms
The severance terms for Messrs. Tyson and King are reflected in their respective employment contracts. The severance terms for Messrs. Glendinning and Spradley and Ms. Tu are based on the Executive Severance Plan.
As of the end of fiscal year 2022, in the event the Company terminated the employment of Messrs. Tyson or King prior to the expiration of the NEO’s respective employment contract term (other than for “cause” or by reason of their death or permanent disability), a termination by Mr. King due to good reason or, in the case of the other NEOs, a termination of employment due to a job elimination or by the NEO due to good reason, the Company will pay, in the case of Mr. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual bonus target, in the case of Mr. King, his then-current base salary for a period of two years and two times his annual bonus target plus continued medical coverage for up to 19 months, and, in the case of the other NEOs, such officer’s then-current base salary for a period of two years, COBRA reimbursements for up to two years of continued coverage, and 12-months of outplacement assistance. In addition, participating NEOs in the Executive Severance Plan are eligible to receive a prorated payout equal to the amount that they would have received under the Company’s annual incentive plan for the year of termination, provided that the NEO was employed for at least 60 days during the applicable fiscal year, with such payout based on target performance for terminations in the first three quarters of a fiscal year and actual performance for terminations in the fourth quarter.
If an NEO’s employment terminates for “cause,” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” generally includes, among other things, the NEO engaging in wrongful conduct which results in injury to the Company or engaging in certain criminal activities.
The Executive Severance Plan also provides severance benefits in the event of a qualifying voluntary termination; however, as of October 1, 2022, none of the current NEOs were eligible to terminate under the Executive Severance Plan due to a qualifying voluntary termination.
Equity-Based Compensation Awards
Subject to certain exceptions, the award agreements under the Stock Incentive Plan generally provide that in the event that the employment of an NEO is terminated by reason of death, disability or retirement, by the NEO with good reason or pursuant to a qualifying voluntary termination under the Executive Severance Plan or by the Company without cause, a pro rata portion of any unvested equity award will be accelerated and will vest.
Payments and Benefits as of the Last Day of Fiscal Year 2022
The NEOs would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on the last day of the fiscal year, under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and non-qualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2022” in this Proxy Statement.

	Tyson				King
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	6,000,000	(1)	0	3,600,000	6,500,000	(1)	0	3,900,000
Accrued and Unpaid Vacation	92,308		92,308	92,308	100,000		100,000	100,000
Acceleration of vesting of equity-based compensation awards(2)	8,108,828		0	10,052,018	4,925,876		0	6,211,591
Health Insurance(3)	0		0	0	19,540		0	19,540
Outplacement Assistance	9,000		0	0	9,000		0	0
Total	14,210,136		92,308	13,744,326	11,554,416		100,000	10,231,131

	Glendinning				Spradley
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,889,960	(4)	0	1,339,960	2,521,678	(4)	0	1,121,678
Accrued and Unpaid Vacation	59,615		59,615	59,615	53,846		53,846	53,846
Acceleration of vesting of equity-based compensation awards(2)	2,798,620		0	3,092,712	2,117,193		0	2,411,284
Health Insurance(3)	15,593		0	15,593	28,026		0	28,026
Outplacement Assistance	9,000		0	0	9,000		0	0
Total	5,772,788		59,615	4,507,880	4,729,743		53,846	3,614,834

	Tu
	Termination by Company Without Cause or by NEO for Good Reason ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	2,776,785	(4)	0	1,276,785
Accrued and Unpaid Vacation	57,692		57,692	57,692
Acceleration of vesting of equity-based compensation awards(2)	2,704,174		0	3,235,610
Health Insurance(3)	10,086		0	10,086
Outplacement Assistance	9,000		0	0
Total	5,557,737		57,692	4,580,173
_______________________________
(1)    These amounts represent (i) in the case of Mr. Tyson, a lump sum payment equal to two years of his then-current base salary and two times his annual target performance incentive and (ii) in the case of Mr. King, the continued payment of the NEO’s base salary for two years and two times the annual target performance incentive.
(2)    These amounts represent the value of each NEO’s unvested stock options, restricted stock with performance criteria, restricted stock, restricted stock units and performance stock at the target level that would have vested in the event of a termination on October 1, 2022, based on our stock price of $65.93 on September 30, 2022, the last trading day of our 2022 fiscal year.
(3)With the exception of Mr. Tyson and Mr. King, these amounts represent the premiums to continue the NEOs’ health insurance for the severance period provided in the Executive Severance Plan. Mr. Tyson’s contract provides that, in the case of his disability, he and his spouse are entitled to health insurance until each of their deaths, and his eligible dependents are entitled to health insurance until such time as their eligibility has ceased. In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage. With respect to Mr. Tyson, this amount (a) excludes any amount for a spouse, as Mr. Tyson was not married as of October 1, 2022, and (b) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined. As of October 1, 2022, the annual costs for Mr. Tyson’s health insurance totaled $6,176. Mr. King’s contract provides that, upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. King resigns for “good reason,” the Company will provide Mr. King with certain premium subsidies and/or monthly reimbursement payments for COBRA continuation coverage for up to 19 months.
(4)These amounts represent continued payment of the NEO’s base salary for two years and one annual incentive target payment under the Company’s annual incentive plan.
Potential Payments Upon a Change in Control
The award agreements under the Stock Incentive Plan currently provide for the acceleration of vesting of all unvested equity-based compensation awards held by an NEO in the event of either (i) a termination of employment by the Company without cause or (ii) a resignation by the NEO for good reason (as defined therein) occurring within twenty-four (24) months following a change in control of the Company. In these provisions, “change in control” is defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity.
Each NEO would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred and the NEO’s employment was terminated by the Company without cause or by the NEO for good reason, in each case, on October 1, 2022. The amounts represent the value of the listed NEOs’ unvested stock options, restricted stock with performance criteria, restricted stock, restricted stock units and performance stock that would vest, based on a closing stock price of $65.93 on September 30, 2022, the last trading day of fiscal year 2022. However, if the payments due to a change in control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits pursuant to the applicable employment contracts or the Executive Severance Plan.

Name	Estimated Amount ($)
John H. Tyson	11,381,211
Donnie King	9,198,370
Stewart Glendinning	4,399,590
Scott Spradley	3,529,925
Amy Tu	4,573,614
If the Company were to terminate any NEO following a change in control, such officer would not be entitled to any additional severance benefits because his or her termination followed a change in control. Instead, the officer would receive the severance benefits described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.

CEO PAY RATIO DISCLOSURE
We are required by Item 402(u) of Regulation S-K, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our fiscal year 2022 CEO’s annual total compensation to the median of the annual total compensation of all of our employees. The SEC’s rules for calculating this ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio disclosed below.
We strive to offer competitive compensation for each position considering local labor markets. As a result, our compensation program varies amongst each local market and by position in order to allow us to provide a competitive total rewards package.
The median of the fiscal year 2022 annual total compensation of all of our employees, other than Mr. King, was $41,967. Mr. King’s fiscal year 2022 annual total compensation was $12,014,497, as reported in the Summary Compensation Table for Fiscal Year 2022. The ratio of these amounts (our “Pay Ratio”) for fiscal year 2022 is approximately 286:1.
We believe our fiscal year 2022 Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules and in accordance with the methodology described below. From the employee population as of the last day of our 2022 fiscal year (October 1, 2022) based on our payroll records, we identified the median compensated employee (the “Median Compensated Employee”) using as our consistently applied compensation measure gross taxable wages prior to any pre-tax deductions, as reported in the Company’s payroll records for the twelve months ended October 1, 2022. We calculated the annual total compensation for the Median Compensated Employee in accordance with the rules applicable to the Summary Compensation Table for Fiscal Year 2022.
As of October 1, 2022, we had 141,819 employees globally, with 123,420 employees based in the U.S. and 18,399 employees located outside of the U.S. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. We applied this de minimis exemption when identifying the Median Compensated Employee by excluding certain employees located outside of the U.S.1
After applying the de minimis exemption, we calculated the Pay Ratio based on our 123,420 U.S. employees, 5,207 China employees, and 8,786 Thailand employees, representing approximately 97% of our global2 full-time, part-time, temporary and seasonal employees who were employed as of October 1, 2022.
___________________________________
1 Excluded employee count by each location was as follows: Australia (227); Austria (40); Belgium (1); Brazil (1,056); Canada (8); Columbia (29); Egypt (1); Germany (2); Hong Kong (8); Hungary (1); India (178); Indonesia (2); Ireland (1); Italy (12); Japan (8); Lebanon (1); Malaysia (1,491); Mexico (113); Netherlands (416); New Zealand (89); Peru (98); Philippines (111); Portugal (33); South Africa (1); South Korea (225); Taiwan (8); Turkey (36); UAE (2); and United Kingdom (208).
2 We employ people in 32 countries globally.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 1, 2022. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board in August 2022 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee
Jonathan D. Mariner, Chair
Mikel A. Durham
Kevin M. McNamara
Cheryl S. Miller

CERTAIN TRANSACTIONS
The following are the transactions occurring since October 2, 2021 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s NEOs, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
The Company has contracts with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas, and Springdale, Arkansas. During fiscal year 2022, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which John H. Tyson, the Chairman of the Board, is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of John H. Tyson); Cheryl Tyson (sister of John H. Tyson) and J.J. Caldwell-Tyson (sister of John H. Tyson). Aggregate lease payments made by the Company during fiscal year 2022 with respect to the Nashville facility were $750,000 plus $8,971 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2022 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
In fiscal year 2022, the Company provided administrative services to the Tyson Limited Partnership. In fiscal year 2023, the Tyson Limited Partnership, reimbursed the Company $222,606 for administrative services provided in fiscal year 2022. Consistent with the foregoing reimbursement practice, the Company expects that the Tyson Limited Partnership will reimburse the Company in fiscal year 2024 for administrative services provided by the Company to the Tyson Limited Partnership in fiscal year 2023.
Kyle Guziec, son-in-law of Mr. White, was employed as Director Commodity during fiscal year 2022, and received compensation including a base salary of $151,611, a bonus of $64,159 and $11,373 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). Taylor White, son of Mr. White, was employed as Senior Manager Customer Development - WMT during fiscal year 2022, and received compensation including a base salary of $141,406, a bonus of $47,000 and $6,040 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit).
John R. Tyson, son of John H. Tyson, was employed as Chief Sustainability Officer during fiscal year 2022. During fiscal year 2022, John R. Tyson received compensation including a base salary of $512,000, an annual incentive payment under the Executive Incentive Plan of $522,045, and $98,885 in other employee benefits (including Company contributions to his Retirement Savings Plan, Executive Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). On November 19, 2021, John R. Tyson was granted an award of restricted stock with a grant date fair value of $187,500, an award of performance stock with a grant date fair value of $394,955, and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $187,516. All grants were made under the Stock Incentive Plan.
Randy King, brother of Mr. King, was employed as Complex Manager during fiscal year 2022, and received compensation including a base salary of $243,350, a bonus of $150,182 and $10,041 in other employee benefits (including Company contributions to his Retirement Savings Plan and Employee Stock Purchase Plan accounts and premiums paid by the Company for a long-term disability benefit). On November 19, 2021, Randy King was granted an award of restricted stock with a grant date fair value of $56,250 and an award of non-qualified stock options which will vest in equal annual installments over three years with a grant date fair value of $18,762. All grants were made under the Stock Incentive Plan.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other special transactions between the Company and directors, executive officers or affiliates of the Company. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
DELINQUENT SECTION 16(a) REPORTS
The Company’s directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares are required to file under the Exchange Act reports of ownership and changes of ownership with the SEC. Based solely on information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent of the Company’s shares, the Company believes that, during fiscal year 2022 and prior fiscal years, all filing requirements applicable to directors and executive officers have been complied with in a timely manner, except for one late filing for Noel White to report one late transaction.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
The Company currently anticipates that the 2024 Annual Meeting of Shareholders (“2024 Annual Meeting”) will be held on February 8, 2024. Shareholder proposals must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before August 23, 2023 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for the 2024 Annual Meeting. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2024 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 11, 2023, but in no event earlier than October 12, 2023.
Under the Company’s by-laws, nominations for director may be made only by the Board (or any duly authorized committee of the Board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the Board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2024 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 11, 2023, but in no event earlier than October 12, 2023.
In addition to satisfying the deadlines in these advance notice provisions of the Company’s bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must:
•provide the notice required under Rule 14a-19 under the Exchange Act to our Corporate Secretary no later than November 11, 2023; and
•solicit the holders of shares of the Company representing at least 67% of the voting power of shares entitled to vote on the election of directors and include a statement to that effect in the proxy statement or form of proxy.
The Company’s principal executive offices for notices of shareholder proposals, other Company business to be brought at an annual meeting, or nominations for director are located at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Office of the Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitations by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitations will be paid.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the corporate secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 12, 2022, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at http://ir.tyson.com.
OTHER MATTERS
The material referred to in this Proxy Statement under the captions “Report of the Audit Committee” and “Report of the Compensation and Leadership Development Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
Amy Tu, President International, Chief Administrative Officer and Secretary
December 21, 2022

Exhibit A

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
(As Amended and Restated Effective February 9, 2023)

The provisions of the Plan, as amended and restated effective February 9, 2023, shall apply to Stock Incentives granted on and after the effective date.

SECTION 1- DEFINITIONS

1.1    Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)    “Affiliate” means (i) any Subsidiary; (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or (3) any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)    “Board of Directors” means the board of directors of the Company.

(c)    “Change in Control” except as may otherwise be explicitly specified in a Stock Incentive Agreement or Stock Incentive Program, means any one of the following events which may occur after the date hereof:

(1)    the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2)    a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3)    the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4)    the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(5)    within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company shall be deemed to be an Incumbent Director; or

(6)    the dissolution or liquidation of the Company;

provided, however, that with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Change in Control, “Change in Control” shall mean “a change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A). No accelerated vesting, payment, or other settlement with respect to any Stock Incentive shall be made solely on the basis of the occurrence of a Change in Control; provided, however, that the Plan shall not preclude acceleration of vesting and/or payment, or other settlement of a Stock Incentive held by a Participant if (I) within twenty-four (24) months following such Change in Control, the Participant experiences a Separation from Service or Termination of Employment under such circumstances as may be set forth by the Committee in the applicable Stock Incentive Agreement or as may be modified by the Committee thereafter, or (II) the value of any Stock Incentive is not effectively assumed or equivalent value is not provided (as determined by the Committee, as constituted prior to the Change in Control in its sole and absolute discretion), in connection with a Change in Control, subject to such terms and conditions as may be established by the Committee in its discretion.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the independence requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Stock Incentives granted by an officer or officers of the Company and/or the Chairperson of the Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(f)    “Company” means Tyson Foods, Inc., a Delaware corporation.

(g)    “Disability” unless otherwise defined by the Committee in the applicable Stock Incentive Agreement or Stock Incentive Program, has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates. Notwithstanding the foregoing, with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Disability, “Disability” shall mean “disability” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A).

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)    “Exercise Price” has the meaning ascribed to it in Section 3.2(a).

(j)    “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the New York Stock Exchange and published in The Wall Street Journal.

(k)    “Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l)    “Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m)    “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n)    “Other Stock-Based Award” means a Stock Incentive described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(o)    “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Company stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(p)    “Participant” means an individual who receives a Stock Incentive hereunder.

(q)    “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period. The Performance Goals established by the Committee for any Performance Period under the Plan may consist of one or more of the following:

(1) earnings per share and/or growth in earnings per share;
(2) operating cash flow and/or growth in operating cash flow;
(3) cash available;
(4) net income and/or growth in net income;
(5) revenue and/or growth in revenue;
(6) total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock);
(7) return on invested capital;
(8) return on shareholder equity;
(9) return on assets;
(10) return on common book equity;
(11) operating income;
(12) EBIT, EBITDA or EBITDAR; or
(13) Company stock price performance.

The Performance Goals may be established individually, alternatively, or in any combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, including in relation to previous quarters’ or years’ results or to a designated comparison group.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under ASC 718, amortization of acquired technology and intangibles, and significant impairments; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for restructuring and related programs; discontinued operations; gains and losses associated with the sale or closure of operations; other non-operating gains and losses; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.

(r)    “Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(s)    “Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan.

(t)    “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1)    in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (i) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2)    in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient where (i) the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient expires, if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (ii) with respect to amounts payable to the Participant under a Stock Incentive upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before a date that is at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date will actually be paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3)    in any case, as may otherwise be permitted under Code Section 409A.

(u)    “Stock” means the Company’s Class A $.10 par value common stock.

(v)    “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w)    “Stock Incentive Agreement” means a (1) written agreement between the Company and a Participant evidencing an award of a Stock Incentive or (2) an electronic notice of award grant in a form approved by the Company and recorded by the Company in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally and, if required by the Committee, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Committee may require.

(x)    “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(y)    “Stock Incentives” means, collectively, Options, Stock Appreciation Rights, and Other Stock-Based Awards.

(z)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aa)    “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 - THE STOCK INCENTIVE PLAN

2.1    Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

2.2    Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 96,500,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options. At no time may the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of a Stock Incentive under this Section, (a) any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price shall be considered issued under the Plan and (b) the settlement of a Stock Appreciation Right shall be treated as a settlement in shares of Stock without regard to whether settlement was in cash or shares of Stock.

2.3    Administration of the Plan.

(a)    The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors, consultants and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to correct any defect or reconcile any inconsistency in the Plan or between the Plan and any Stock Incentive Agreement or Stock Incentive Program; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants.

(b)    Notwithstanding any other provision of this Plan, the Board of Directors or the Committee, may by resolution authorize one or more officers of the Company and/or the Chairman of the Committee to do one or more of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Stock Incentives under the Plan; (2) determine the number of shares of Stock subject to such Stock Incentives; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Stock Incentives; (3) interpret the provisions of a Stock Incentive Agreement or Stock Incentive Program; and / or (4) determine the treatment of Stock Incentives upon a Termination of Employment or Separation from Service.

2.4    Eligibility and Limits. Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

2.5    Service Providers Outside of the United States. Without amending the Plan, the Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which service providers outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures, or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Any such rules, procedures, or sub-plans may be reflected on Appendix A, as updated by the Company from time to time. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on death, disability, or retirement or on Separation from Service or Termination of Employment; available methods of exercise or settlement of a Stock Incentive; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. Any such Stock Incentive shall conform to the requirements set forth in the Plan, except to the limited extent a modification is necessary for the Stock Incentive to comply with an applicable local law.

SECTION 3 - TERMS OF STOCK INCENTIVES

3.1    Terms and Conditions of All Stock Incentives.

(a)    The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options, Stock Appreciation Rights and other Stock Incentives as described in the following sentence. The maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) Other Stock-Based Awards that are not settled in cash may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with Section 5.2 and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Other Stock-Based Awards that are payable in cash may not exceed Five Million Dollars ($5,000,000). In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected employee’s 1,000,000 share limit for the appropriate calendar year.

(b)    Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. Other than Stock Incentives granted as inducements to the hiring of an eligible service provider or Stock Incentives subject to performance criteria, any Stock Incentive granted to a Participant who is an employee shall be subject to a minimum vesting period of twelve (12) months, with permissible exceptions for death, Disability, retirement, an involuntary termination of service, extraordinary corporate events such as a Change in Control, or other extenuating circumstance, as may be set forth by the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may subsequently determine.

(c)    At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable, unless the Performance Goal is based solely on the increase in value of the Stock. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

(d)    The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(e)    Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(f)    Unless otherwise permitted by the Committee, Stock Incentives are not transferable or assignable except as provided in this Section. Following a Participant’s death, Stock Incentives shall be transferred or assigned to the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, to the Participant’s surviving spouse; or if the Participant is unmarried, to the Participant’s estate. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. Stock Incentives are exercisable, during the Participant’s lifetime, only by the Participant or by the legal representative of the Participant in the event of the Participant’s Disability. In the event of the death of the Participant, Stock Incentives are only exercisable by the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, by the Participant’s surviving spouse; or if the Participant is unmarried, by the legal representative of the Participant’s estate if one is appointed within ninety (90) days of the Participant’s death; or if no such legal representative is appointed, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. For purposes of this Section, the Participant’s ‘Designated Beneficiary’ is the beneficiary of the Participant designated in writing in the manner and within the time frame provided by the Committee. Notwithstanding the foregoing, this Section 3.1(f) shall not preclude transfer to the Company and transfer to facilitate the settlement of Stock Incentives consistent with the terms of the Plan and applicable law.

(g)    After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan or Stock Incentive) or would be inconsistent with other provisions of the Plan; including the acceleration of the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b).

(h)    In connection with the settlement of any Stock Incentive, the Committee may reduce the amount of any settlement proceeds otherwise due the Participant by any then outstanding indebtedness owed by the Participant to the Company or any Affiliate; provided, however, that no offset shall be applied if the action would cause adverse tax consequences under Section 409A of the Code.

3.2    Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)    Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b)    Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c)    Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(1)    by delivery or deemed delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2)    in a cashless exercise through a broker; or

(3)    by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d)    Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e)    Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)    Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g)    No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive.

3.3    Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a)    Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(c)    No Repricing or Buyouts. Except as provided in Section 5.2, without the approval of the Company’s stockholders, the price of a Stock Appreciation Right may not be reduced, directly or indirectly, after the grant of the Stock Appreciation Right, including any surrender of the Stock Appreciation Right in consideration of, or in exchange for: (1) the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered; (2) Stock; (3) cash, or (4) any other Stock Incentive.

3.4    Terms and Conditions of Other Stock-Based Awards. An Other Stock-Based Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of any of the following: (i) a number of, or the value of, a specified or determinable number of shares of Stock granted by the Committee, (ii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee, or (iii) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of a specified number, of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.

(a)    Payment. Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of an Other Stock-Based Award, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part.

(c)    Treatment of Dividends. Any dividends payable on Other Stock-Based Awards issued and outstanding shall not be paid to the recipient Participant, if at all, any earlier than the date the underlying shares of Stock become earned and/or vested.

(d)    Deferral of Other Stock-Based Awards. The Committee may, but need not, permit a Participant to defer receipt of the settlement proceeds in satisfaction of earned Other-Stock-Based Awards that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, provided that any such deferral shall be administered in good faith compliance with Section 409A of the Code and the guidance thereunder, including the following rules:

(1)    A Participant may elect to defer settlement of such an Other Stock-Based Award by making a valid, irrevocable election prior to: (i) six months before the end of the applicable performance period if it qualifies as “performance based compensation” (within the meaning of Code Section 409A), provided that such election is made before the amount of the compensation is readily ascertainable, or (ii) in any other case, thirty (30) days following the date of its grant, provided that the election is made at least twelve (12) months in advance of the earliest date on which the Other Stock-Based Award may otherwise vest (disregarding for this purpose any accelerated vesting that may occur as a result of death, a “disability” (within the meaning of Section 409A of the Code), or a “change in the ownership or effective control or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code));

(2)    A Participant may elect to have such Other Stock-Based Award settled at such time(s) or upon such event(s) as the Committee may allow provided such time((s) and event(s) are permitted pursuant to Section 409A of the Code;

(3)    Notwithstanding the foregoing, with respect to a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance thereunder, any settlement of a deferred Other-Stock-Based Award on account of the Participant’s Separation from Service may not be made earlier than six (6) months following such Participant’s Separation from Service, except that in the event of any Participant’s earlier death, such deferred Other Stock-Based Award shall be paid within thirty (30) days after the Company receives notice of the Participant’s death; an

(4)    The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in Section 409A(a)(1)(B) of the Code to any Other Stock-Based Award deferred hereunder.

(5)    Other Stock-Based Awards deferred pursuant to this Section 3.4(d) shall continue to be credited in the number of shares of Stock subject to the Other Stock-Based Award that are being deferred and shall be settled in the same form as provided for in the applicable Stock Incentive Agreement.

3.5    Treatment of Awards Upon Termination of Service. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine; provided, however, that the Committee shall not exercise its discretion to accelerate the vesting of any Stock Incentive within the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b) The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect all or a portion of the Participant’s period of service or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4 - RESTRICTIONS ON STOCK

4.1    Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2    Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 - GENERAL PROVISIONS

5.1    Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Incentive, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Incentive pursuant to such procedures as the Committee may establish. A Participant may satisfy the withholding tax in cash, cash equivalents, or, if and to the extent the applicable Stock Incentive Agreement, Stock Incentive Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, tax withholding obligation arising from exercise or payment of a Stock Incentive.

5.2    Changes in Capitalization; Merger; Liquidation.

(a)    The number and kind of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number and kind of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant, or payment as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award; the Exercise Price of each outstanding Option; the specified number and kind of shares of Stock to which each outstanding Stock Appreciation Right and Other Stock-Based Award pertains; the total number of shares of Stock that may be subject to Stock Incentives granted by one or more officers of the Company and/or the Chairperson of the Committee; the maximum number of shares as to which Options, Stock Appreciation Rights, and other Stock Incentives may be granted to an employee during any calendar year; and the threshold price of each Stock Appreciation Right, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Incentive to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)    Notwithstanding any other provision of the Plan to the contrary, in the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Stock Incentives and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new stock incentives by the Company or by a third party, the settlement of any Stock Incentive in cash or cash equivalents, the acceleration of Stock Incentives, the removal of restrictions on outstanding Stock Incentives, other adjustments to outstanding Stock Incentives or the termination of outstanding Stock Incentives in exchange for the cash value, if any, determined in good faith by the Committee of the vested and/or unvested portion of the Stock Incentives, all as may be provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. The Committee may also use the Plan to assume stock incentives not originally granted under the Plan. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

(c)    Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer in lieu of the shares of Stock that are subject to the Stock Incentive.

(d)    The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3    Compliance with Code.

(a)    Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

(b)    Code Section 409A. Except to the extent provided otherwise by the Committee, Stock Incentives under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that a Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Stock Incentive Agreement, and / or Stock Incentive Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

5.4    Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director or service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.5    Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.6    Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.7    Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.8    Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive, unless required to comply with any provision of the Code, applicable securities laws, or the rules of any exchange upon which the Company’s Stock is listed. Any termination of the Plan involving the accelerated settlement of Stock Incentives subject to the provisions of Section 409A of the Code shall be effected in accordance with the requirements of Section 409A of the Code, including Treasury Regulation Section 1.409A-3(j)(4)(ix) or any successor guidance.

5.9    Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.10    Choice of Law. The laws of the State of Delaware govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 9th day of February, 2023.

TYSON FOODS, INC.

By: __________________________________________
Title: Executive Vice President & Chief People Officer

Appendix A

Rules, Procedures, and Sub-Plans for Service Providers Outside of the United States

United Kingdom

For purposes of delivering Stock Incentives to persons located in the United Kingdom, only an employee who is on the payroll and performs duties as a bona fide employee of a United Kingdom-registered Affiliate shall be eligible to be a Participant hereunder.

Tyson

2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72702-6999

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TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2, 3 and 5:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. John H. Tyson	☐	☐	☐
1b. Les R. Baledge	☐	☐	☐
1c. Mike Beebe	☐	☐	☐
1d. Maria Claudia Borras	☐	☐	☐
1e. David J. Bronczek	☐	☐	☐
1f. Mikel A. Durham	☐	☐	☐
1g. Donnie King	☐	☐	☐
1h. Jonathan D. Mariner	☐	☐	☐
1i. Kevin M. McNamara	☐	☐	☐
1j. Cheryl S. Miller	☐	☐	☐
1k. Jeffrey K. Schomburger	☐	☐	☐
1l. Barbara A. Tyson	☐	☐	☐
1m. Noel White	☐	☐	☐
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2023.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote 3 Years for item 4:

The Board of Directors recommends that you vote AGAINST item 6:

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and is expected to last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at 319 E. Emma Ave., Springdale, Arkansas please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D93732-P82631

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 9, 2023

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John H. Tyson and Kevin M. McNamara, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at Tyson Foods, Inc., 319 E. Emma Ave., Springdale, Arkansas on Thursday, February 9, 2023 at 10:00 a.m., Central time and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Continued and to be signed on reverse side